Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
among
VAIL HOLDINGS, INC.,
VRAD HOLDINGS, INC.,
PEAK RESORTS, INC.,
and solely with respect to Section 9.14,
VAIL RESORTS, INC.

Dated as of July 20, 2019

-i-

TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of July 20, 2019 (this “Agreement”), is entered into among Vail Holdings, Inc., a Colorado corporation (“Parent”), VRAD Holdings, Inc., a Missouri corporation and direct, wholly owned Subsidiary of Parent (“Merger Sub”), Peak Resorts, Inc., a Missouri corporation (the “Company”), and, solely for the purposes stated in Section 9.14, Vail Resorts, Inc., a Delaware corporation (“Guarantor”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.
RECITALS
WHEREAS, the respective boards of directors of Parent and Merger Sub have each, by unanimous vote of all directors present at duly called meetings of their respective boards, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (the “Transactions”), are advisable, fair to and in the best interests of their respective company’s shareholders and (ii) approved this Agreement and the Transaction on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the board of directors of the Company (the “Company Board”) has, by unanimous vote of all directors present at a duly called meeting of the Company Board, (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its shareholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the Transactions, including the Merger, on the terms and conditions set forth herein, and (iii) recommended the adoption and approval by the shareholders of the Company of this Agreement, the Merger and the other Transactions; and
WHEREAS, concurrently with the execution of this Agreement, and as an inducement to Parent to enter into this Agreement, certain shareholders of the Company (the “Principal Shareholders”) are entering into one or more agreements (the “Voting Agreements”) with Parent pursuant to which, among other things, the Principal Shareholders have agreed, subject to the terms thereof, to vote all securities in the Company beneficially owned by them in favor of the approval and adoption of this Agreement and the Transactions contemplated hereby, including the Merger.
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions and to prescribe certain conditions with respect to the consummation of the Transactions.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to create a contract and to be legally bound hereby, the parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS; INTERPRETATION
Section 1.1    Certain Definitions. For the purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement (including any waivers thereof or amendments thereto) that contains confidentiality, non-use and standstill provisions that are no less favorable to the Company and no more favorable to any such third party than those contained in the Confidentiality Agreement, and which shall not restrict the Company, any Company Subsidiaries or its or their Affiliates or Representatives from complying with the terms of this Agreement.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.
“Alternative Proposal” means any inquiry, indication of interest, offer or proposal from any Person or group of Persons (other than Parent and its Subsidiaries, including Merger Sub) that: (a) is structured to permit such Person or group to acquire, directly or indirectly, in a single transaction or a series of related transactions, (i) fifteen percent (15%) or more of the equity securities or consolidated total assets of the Company and the Company Subsidiaries, or (ii) any amount of equity securities in the Company which, together with any other equity interests beneficially owned by such Person or group, would be equal to fifteen percent (15%) or more of the issued and outstanding equity securities in the Company; (b) involves the issuance by the Company of 15% or more of its equity securities; (c) involves any tender offer or exchange offer (other than such transactions that, if consummated, would result in the holders of the outstanding Common Stock immediately prior to such transaction owning more than eighty-five percent (85%) of the equity interests or aggregate voting power in the Company; (d) involves any merger, consolidation, joint venture, business combination, binding share exchange or similar transaction, in each case, involving the Company or any of the Company Subsidiaries (other than such transactions that, if consummated, would result in the holders of the outstanding Common Stock immediately prior to such transaction owning more than eighty-five percent (85%) of the equity interests or aggregate voting power of the Company or, in the case of a merger, of the surviving entity in such merger); or (e) involves any recapitalization, liquidation or dissolution, in each case, of the Company or any of the Company Subsidiaries that are operating Subsidiaries and material to the business of the Company and the Company Subsidiaries, taken as a whole.
“Balance Sheet Date” has the meaning set forth in Section 4.7.
“Book Entry Share” has the meaning set forth in Section 3.1(a)(iv).
“Business Day” means a day on which banks are open for business in St. Louis, Missouri and New York, New York, but does not include any day that is a Saturday, Sunday or a statutory holiday in the State of Missouri or the State of New York.
“Business IT Assets” has the meaning set forth in Section 4.16(c).
“Certificate” has the meaning set forth in Section 3.1(a)(iv).
“Certificate of Designation” means the Certificate of Designation of Series A Cumulative Preferred Stock of Peak Resorts, Inc., dated as of October 24, 2016.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Code” has the meaning set forth in Section 3.2(h).
“Common Merger Consideration” has the meaning set forth in Section 3.1(a)(i).

“Common Shares” has the meaning set forth in Section 3.1(a)(i).
“Common Stock” means the Common Stock of the Company, par value $0.01 per share.
“Company 401(k) Plan” has the meaning set forth in Section 6.11(d).
“Company Acquisition Agreement” has the meaning set forth in Section 6.4(a).
“Company Adverse Recommendation Change” means (a) the Company Board or any committee thereof (if applicable): (i) failing to make, withdrawing, withholding, amending, modifying, or materially qualifying, in a manner adverse to Parent, the Company Board Recommendation; (ii) failing to publicly reaffirm its recommendation of the Transactions, including the Merger, within ten (10) Business Days after the date any Alternative Proposal is first publicly disclosed by the Company or the Person making such Alternative Proposal to the Company’s shareholders, upon a written request to the Company to do so by Parent, (iii) failing to include the Company Board Recommendation in the Proxy Statement that is mailed to the Company’s shareholders or proposing publicly to do so; (iv) recommending, approving or endorsing an Alternative Proposal or proposing publicly to do any of the foregoing; (v) failing to reaffirm the Company Board Recommendation and recommend that the shareholders of the Company reject any tender offer or exchange offer for the shares of Common Stock within ten (10) Business Days after the commencement of such offer; or (vi) making any public statement materially inconsistent with the Company Board Recommendation, or (b) the Company entering into or publicly announcing its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement).
“Company Benefit Plan” has the meaning set forth in Section 4.10(a).
“Company Board” has the meaning set forth in the Recitals.
“Company Board Recommendation” means the recommendation of the Company Board as described in Section 4.4(c) and as ratified pursuant to Section 6.3.
“Company Bylaws” has the meaning set forth in Section 4.1.
“Company Charter” has the meaning set forth in Section 4.1.
“Company Disclosure Schedule” has the meaning set forth in Article IV.
“Company Employee” has the meaning set forth in Section 6.11(a).
“Company Financial Advisor” has the meaning set forth in Section 4.19.
“Company Intellectual Property” has the meaning set forth in Section 4.16(b).
“Company Material Adverse Effect” means any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has (a) resulted or would reasonably be expected to result in a material delay or impediment to the ability of the Company to consummate the Merger or the other Transactions, or (b) had or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that, in the case of clause (a), a Company Material Adverse Effect shall not be deemed to include facts, circumstances, occurrences, effects, changes, events or developments arising from or related to, shareholder litigation arising from or relating to this Agreement, the Merger or any of the other Transactions, including any action alleging or asserting any misrepresentation or omission in any documents (including exhibits and all other information incorporated therein) filed with or furnished to the SEC (provided that no order, injunction or other binding decree entered by a court in such a shareholder litigation enjoins or otherwise bars the Merger from being consummated on or before the End Date) and, in the case of clause (b), a Company Material Adverse Effect shall not be deemed to include facts, circumstances, occurrences, effects, changes, events or developments arising from or related to (except, in the case of clauses (i), (ii), (iii), (iv), (v), (vi) or (ix) below, to the extent materially disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, relative to other companies in the industries and regions in which the Company and the Company Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account): (i) conditions affecting the United States economy generally; (ii) political conditions (or changes in such conditions) in the United States (including the State of Missouri or any state in which the Company or the Company Subsidiaries operate), declared or undeclared acts of war, cyber-attacks, sabotage or terrorism, epidemics or pandemics (including any escalation or general worsening of any of the foregoing) or national or international emergency in the United States or any other country or region of the world occurring after the date hereof; (iii) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates; (iv) changes required by GAAP (or interpretations thereof); (v) changes in any Laws (or interpretations thereof); (vi) changes that are generally applicable to the industries in the regions in which the Company and the Company Subsidiaries operate; (vii) any failure by the Company to meet any internal or publicly available projections, forecasts or revenue or earnings predictions or any decline in the market price or trading volume of the capital stock of the Company (provided that the underlying causes of such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (viii) changes in the Company’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (ix) the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by the Company and the Company Subsidiaries; (x) the negotiation, execution or delivery of this Agreement or the compliance by the Company with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement, or taken or refrained from being taken with the prior written consent or at the direction of Parent; or (xi) the public announcement of this Agreement (including any public announcement of the parties to this Agreement), the Merger or any of the other Transactions or any public comments or other public communications by Parent of its intentions with respect to the Surviving Corporation or the business of the Company (including any public announcements made in accordance with Section 6.7), including the impact of any such public announcements, public comments or other public communications on relationships with customers, suppliers or employees of the Company or any Company Subsidiaries, provided that, for the avoidance of doubt, the failure of the representations and warranties of the Company in Section 4.5 to be true and correct or the failure of the Company to comply with its obligations under Section 6.5(f) may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein.
“Company Party” has the meaning set forth in Section 6.12.
“Company SEC Documents” has the meaning set forth in Section 4.6(a).
“Company Shareholder Approval” has the meaning set forth in Section 4.4.

“Company Shareholders Meeting” has the meaning set forth in Section 6.2(a).
“Company Subsidiary” means any Subsidiary of the Company.
“Confidentiality Agreement” means the Confidentiality Agreement dated May 17, 2019 by and between the Company and Parent.
“Consent” has the meaning set forth in Section 4.5(b).
“Contract” means any written contract, lease, sublease, license, indenture, note, bond, agreement, understanding, undertaking, concession, franchise or other instrument (in each case, to the extent legally binding on the parties thereto).
“D&O Insurance” has the meaning set forth in Section 6.10(c).
“Disclosed Indebtedness” means the existing Indebtedness of the Company and Company Subsidiaries set forth Section 1.1(a) of the Company Disclosure Schedule.
“Dissenting Shareholders” has the meaning set forth in Section 3.2(g).
“Dissenting Shares” has the meaning set forth in Section 3.2(g).
“DOJ” means the United States Department of Justice.
“Effective Time” has the meaning set forth in Section 2.3.
“Employee” means each director, officer or employee of the Company or any Company Subsidiary.
“End Date” has the meaning set forth in Section 8.2(a).
“Environmental Laws” means any Laws governing pollution, use of natural resources, or the protection of human health or the environment.
“Environmental Permits” means any Permit issued pursuant to any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade, business or other Person that, together with the Company or any Company Subsidiary, is (or was, at any relevant time during the past six years) treated as a single employer under Section 4001(b) of ERISA or Section 414(b), (c) or (m) of the Code.
“Equity Incentive Plan” means the Peak Resorts, Inc. 2014 Equity Incentive Plan, as amended from time to time.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Shares” means, collectively, (a) any Shares owned by Parent, Merger Sub or any other Subsidiary of Parent, (b) any Shares that are Dissenting Shares, and (c) any Shares owned by the Company in treasury or by any direct or indirect wholly owned Subsidiary of the Company.
“Facilities” has the meaning set forth in Section 4.15(e).
“Filed Company Contract” has the meaning set forth in Section 4.14(a).

“Filed Company SEC Documents” has the meaning set forth in Article IV.
“First Issuance Preferred Merger Consideration” has the meaning set forth in Section 3.1(a)(ii).
“First Issuance Preferred Shares” has the meaning set forth in Section 3.1(a)(ii).
“FTC” means the United States Federal Trade Commission.
“GAAP” means the United States generally accepted accounting principles.
“General Liability Policies” has the meaning set forth in Section 4.23.
“Governmental Approvals” has the meaning set forth in Section 6.5(a).
“Governmental Authority” has the meaning set forth in Section 4.5(b).
“Guarantor” has the mean set forth in the Preamble.
“Hazardous Substance” means any substance defined or regulated as a hazardous material, hazardous substance, hazardous waste, hazardous chemical, toxic substance or words of similar import under applicable Environmental Laws.
“HSR Act” has the meaning set forth in Section 5.3(b).
“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all liabilities under derivatives, swap or exchange agreements, (d) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, including if the Company’s assets secure another entity’s Indebtedness, (e) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person, (f) all obligations under leases as a lessee that have been properly or must be, in accordance with GAAP, recorded as capitalized lease obligations, (g) all Indebtedness of any Person other than the Company or any of the Company Subsidiaries, the payment of which the Company or any of the Company Subsidiaries is liable, directly or indirectly, as obligor, guarantor, surety, or otherwise, and (h) all prepayment premiums and penalties and accrued interest on any of the foregoing.
“Indemnified Person” has the meaning set forth in Section 6.10.
“Information Privacy and Security Laws” means all Laws applicable to the Company or any Company Subsidiary, as the case may be, concerning the privacy, data protection, transfer or security of Personal Information, including, to the extent applicable to the Company or any Company Subsidiary, as the case may be, the following and their implementing regulations: the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state data security laws, state data breach notification laws, and state consumer protection laws relating to the transfer of Personal Information, and any laws applicable to the Company or any Company Subsidiary, as the case may be concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including, but not limited to, outbound calling and text messaging, telemarketing, and e-mail marketing).

“Intellectual Property Rights” means all intellectual property rights of every kind and description throughout the world, including rights with respect to: (a) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (b) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, design rights and other similar designations of source of origin, together with the goodwill symbolized by any of the foregoing (“Trademark”); (c) copyrights and copyrightable subject matter (“Copyrights”); (d) trade secrets and all other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models and methodologies; (e) Internet domain names; (f) all rights in other similar intangible assets; (g) all applications and registrations for the foregoing; and (h) all rights and remedies against past, present and future infringement, misappropriation or other violation thereof.
“Intervening Event” means any event, circumstance, change, effect, development or condition that materially and positively affects the business, assets or operations of the Company and the Company Subsidiaries, taken as a whole, which: (a) is not known by the Company Board on or prior to the date of this Agreement; and (b) becomes known to the Company Board before receipt of the Company Shareholder Approval; provided, however, that in no event shall any of the following events, circumstances, changes, effects, developments or conditions constitute an Intervening Event: (i) the receipt, existence, or terms of an Alternative Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal or offer from any third party relating to or in connection with a transaction of the nature described in the definition of “Alternative Proposal” (which, for the purposes of this Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (ii) any change in the price, or change in trading volume, of the Common Stock or the fact that the Company exceeds internal or published projections (provided, however, that this clause (ii) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); (iii) any event, circumstance, change, effect, development or condition arising from a breach of this Agreement or actions taken by either Party pursuant to the covenants and agreements set forth in this Agreement; or (iv) changes in the industries in which the Company operates.
“Intervening Event Notice Period” has the meaning set forth in Section 6.4(e).
“Knowledge of the Company” means the actual knowledge after reasonable inquiry of any of the individuals set forth on Schedule 1.1.
“Knowledge of Parent” means the actual knowledge after reasonable inquiry of any of the executive officers of Parent.
“Laws” means all applicable foreign, federal, provincial, state and local statutes, laws, ordinances, regulations, rules, resolutions, determinations, injunctions, common law rulings, awards (including awards of any arbitrator) and Orders.
“Leased Real Property” has the meaning set forth in Section 4.15(b).
“Letter of Transmittal” has the meaning set forth in Section 3.2(c)(i).
“Liens” means all pledges, liens, easements, rights-of-way, encroachments, restrictions on transfer, charges, mortgages, encumbrances, security interests, options, right of first refusal, right of way, servitudes, leases, subleases, licenses or similar encumbrances.

“Material Contract” means each Contract described in Section 4.14(b) and each Filed Company Contract.
“Merger Consideration” means the Common Merger Consideration, the First Issuance Preferred Merger Consideration, the Second Issuance Preferred Merger Consideration, the RSU Merger Consideration or the Warrant Merger Consideration, as applicable.
“Merger Sub” has the meaning set forth in the Preamble.
“MGBCL” has the meaning set forth in Section 2.1.
“Nasdaq” means the Nasdaq stock exchange.
“Obligations” has the meaning set forth in Section 9.14.
“Order” has the meaning set forth in Section 4.5(a).
“Owned Real Property” has the meaning set forth in Section 4.15(a).
“Parent” has the meaning set forth in the Preamble.
“Parent 401(k) Plan” has the meaning set forth in Section 6.11(d).
“Parent Expenses” has the meaning set forth in Section 8.6(c)
“Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any fact, circumstance, occurrence, effect, change, event or development that, individually or taken together with other circumstances, occurrences, effects, changes, events or developments, is or would be reasonably likely to materially prevent or impair, interfere with, hinder or delay the consummation of the Merger or the other Transactions.
“Parent Plan” has the meaning set forth in Section 6.11(b).
“Paying Agent” has the meaning set forth in Section 3.2(a).
“Paying Agent Agreement” has the meaning set forth in Section 3.2(a).
“Payment Fund” has the meaning set forth in Section 3.2(b).
“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.
“Permit” has the meaning set forth in Section 4.5(b).
“Permitted Liens” means, collectively, (a) suppliers’, mechanics’, carriers’, workmen’s, legal hypothecs, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business with respect to amounts not yet due and payable or which are being contested in good faith by appropriate proceedings (and if contested, adequate reserves have been established in the applicable financial statements in accordance with GAAP); (b) Liens for Taxes, utilities (including water, sewer, utility, trash and other similar charges or assessments) and other governmental charges that are not due and payable; (c) all present and future Laws, including building, land use and zoning Laws now or hereafter in effect relating to the Real Property, including any landmark designations, zoning variances and special exception and other similar requirements or restrictions or applicable land use Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities which are not violated by the current use and operation of the Real Property (except for any violations of which the Company has notice and has not cured); (d) non-exclusive licenses to Intellectual Property Rights granted by the Company or any of the Company Subsidiaries in the ordinary course of business or any immaterial licenses to Intellectual Property Rights granted by the Company or any of the Company Subsidiaries; (e) statutory Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings; (f) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business; (g) Liens resulting from applicable United States federal or state securities Laws; (h) the reservations, limitations, rights, provisos and conditions, if any, expressed in any grant or permit from any Governmental Authority or any similar authority including those reserved to or vested in any Governmental Authority; (i) Liens securing the obligations of the Company and the Company Subsidiaries under the Disclosed Indebtedness; (j) with respect to the Real Property, (i) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions (A) shown on existing title insurance policies or title reports, if copies of the same have been made available to Parent by or on behalf of the Company, or (B) which would be shown on any updated title report or title commitment and which do not materially and adversely impair the use or value of the Real Property for the purposes for which it is currently used, (ii) the Real Property Leases and (iii) any conditions (A) shown on existing surveys made available to Parent by or on behalf of the Company or (B) which would be shown on any updated surveys and which, individually or in the aggregate, do not materially and adversely impair the use or value of such Real Property for the purposes for which it is currently used; and (k) the items set forth in Section 1.1(b) of the Company Disclosure Schedule.
“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not a legal entity, or any Governmental Authority.
“Personal Information” means any information, in any form, that could reasonably be used to identify, contact, or locate a single person.
“Preferred Amount” means an amount equal to the quotient of $1,000 divided by $6.29.
“Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.01 per share.
“Privacy Policies” has the meaning set forth in Section 4.22(b).
“Proxy Statement” has the meaning set forth in Section 6.2(a).
“Real Property” means the Owned Real Property and the Leased Real Property, together with any Facilities located thereon.
“Real Property Leases” has the meaning set forth in Section 4.15(b).

“Record Date” means the date the transfer books are closed or the date that has been fixed in advance by the Company Board for the Company Shareholders Meeting, pursuant to Section 351.250 of the MGBCL or, in the absence of the Company Board so doing, then such date otherwise established by Section 351.250 of the MGBCL.
“Record Holder” means, with respect to any Shares, a Person who was, as of the Record Date, the holder of record of such Shares.
“Registered Intellectual Property Rights” has the meaning set forth in Section 4.16(a).
“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances from any source into or upon the environment.
“Representatives” means, with respect to any Person, the directors, officers, employees, affiliates, investment bankers, attorneys, accountants and other advisors of such Person.
“RSU” means each Restricted Stock Unit (as defined under the Equity Incentive Plan) that is granted pursuant to the Equity Incentive Plan and remains outstanding immediately prior to the Effective Time.
“RSU Holder” means a Person who holds an outstanding RSU immediately prior to the Effective Time.
“RSU Merger Consideration” has the meaning set forth in Section 3.3.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Issuance Preferred Merger Consideration” has the meaning set forth in Section 3.1(a)(iii).
“Second Issuance Preferred Shares” has the meaning set forth in Section 3.1(a)(iii).
“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.
“Shares” has the meaning set forth in Section 3.1(a)(iii).
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.
“Summary Articles of Merger” has the meaning set forth in Section 2.3.

“Superior Proposal Notice” has the meaning set forth in Section 6.4(d).
“Superior Proposal Notice Period” has the meaning set forth in Section 6.4(d).
“Superior Proposal” means a bona fide written inquiry, indication of interest, offer or proposal from any Person or group of Persons (other than Parent and its Subsidiaries, including Merger Sub) made after the date of this Agreement for such Person or group to acquire, directly or indirectly, in a single transaction or a series of related transactions, including pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale of assets, more than 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries that the Company Board determines in good faith, after considering the advice of its outside counsel and the Company Financial Advisor, and after taking into account all relevant factors (including closing certainty, certainty of financing, the legal, financial, timing and regulatory aspects of the proposal, conditions to consummation, the party making the proposal and any distraction to management in helping secure third party financing), (x) would result in a transaction, if consummated, that is more favorable to the Company’s shareholders from a financial point of view (in their capacities as shareholders) than provided hereunder and (y) is reasonably likely to be consummated on the terms proposed (and after taking full account of any revisions to the terms of this Agreement as contemplated by Section 6.4).
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, together with any supplements or amendments thereto, filed or required to be filed with any Governmental Authority relating to Taxes.
“Taxes” means all federal, state, local, provincial, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, pension, environmental (under Section 59A of the Code), severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts (whether disputed or not).
“Termination Fee” means $9,220,000.
“Transaction Documents” means this Agreement, the Paying Agent Agreement, the Company Disclosure Schedule, the Confidentiality Agreement, any Voting Agreements and all other agreements, certificates, instruments and documents to be executed or delivered by one or more of the parties in connection with the Transactions.
“Transactions” has the meaning set forth in the Recitals.
“USFS Permits” means the special use permits, authorizations, or consents issued or granted to the Company or the Company Subsidiaries by the United States Forest Service with respect to the real property that the Company or the Company Subsidiaries are entitled to use to conduct their businesses as currently conducted, each of which is listed on Section 4.13(b) of the Company Disclosure Schedule.
“USFS Permitted Property” means the national forest land described in the USFS Permits.
“Warrants” has the meaning set forth in Section 3.4.
“Warrant Merger Consideration” has the meaning set forth in Section 3.4.

“Water Rights” means all right, title and interest in and to any and all water, water rights, ditches, ditch rights, reservoirs, storage rights, wells, well rights, well permits, underground and ground water rights, springs, spring rights, ditch and/or reservoir contracts and contract rights, plans for augmentation and exchange or water taps appurtenant to or used on or in connection with the Real Property or the Facilities located thereon.
Section 1.2    Interpretation; Article and Section References. Any reference in this Agreement to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated thereunder, as in effect at the relevant time. Any reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date in accordance with the terms hereof and thereof. The headings contained herein are for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All preamble, recital, article, section, paragraph, annex, exhibit and schedule references are to the preambles, recitals, articles, sections, paragraphs, annexes, exhibits and schedules of this Agreement unless otherwise specified. All references herein to “dollars” or “$” are to United States dollars. All references herein to any period of days will mean the relevant number of calendar days unless otherwise specified. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified. Words in the singular will be held to include the plural and vice versa. Words of one gender will be held to include the other genders as the context requires. The terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The word “or” will not be exclusive. Any accounting term used in this Agreement will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP. The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party. Unless otherwise specified, any amounts to be deposited with Paying Agent, or paid and delivered or disbursed accordance with Article III, will be deposited or paid and delivered or disbursed by wire transfer of immediately available funds to the recipient thereof.
ARTICLE II
THE MERGER
Section 2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General and Business Corporation Law of the State of Missouri (the “MGBCL”), including Section 351.410 to Section 351.458 of the MGBCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).
Section 2.2    Closing. The closing of the Merger (the “Closing”) will occur remotely via the electronic exchange of documents and signatures, as soon as reasonably practicable, but in no event later than two Business Days after satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of such conditions), or on such other date as the parties may mutually agree in writing. The day on which the Closing occurs is referred to as the “Closing Date.”
Section 2.3    Effective Time. Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Closing Date, the parties shall file a summary articles of merger (the “Summary Articles of Merger”), in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the MGBCL, and shall make all other filings and recordings required under the MGBCL. The Merger shall become effective on such date and time as the Summary Articles of Merger is filed with the Secretary of State of the State of Missouri or at such later date and time as Parent and the Company shall agree and specify in the Summary Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.
Section 2.4    Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the MGBCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.
Section 2.5    Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to read identically to (except with respect to any changes necessary so that they shall be in compliance with Section 6.10) the articles of incorporation and bylaws of Merger Sub as of the date hereof and as so amended shall be the articles of incorporation and bylaws of Surviving Corporation until thereafter amended as provided therein or by applicable Laws (and subject to Section 6.10).
Section 2.6    Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
Section 2.7    Directors. The directors of Merger Sub immediately prior to the Effective Time shall be, and the parties shall take, and cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
ARTICLE III
EFFECT OF THE TRANSACTIONS ON CAPITAL STOCK
Section 3.1    Effect of the Merger on Capital Stock.
(a)    Conversion of Common Stock and Preferred Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company:
(i)    each share of Common Stock issued and outstanding immediately prior to the Effective Time (collectively, “Common Shares”), other than Common Shares that are Excluded Shares, shall be converted into the right to receive $11.00 in cash, without interest (the “Common Merger Consideration”);

(ii)    each share of Preferred Stock issued on November 2, 2016 that is outstanding immediately prior to the Effective Time (collectively, “First Issuance Preferred Shares”), other than First Issuance Preferred Shares that are Excluded Shares, shall be converted into the right to receive an amount equal to the sum of: (A) the product of the Common Merger Consideration multiplied by the Preferred Amount; plus (B) the aggregate amount of all accrued and unpaid dividends on such First Issuance Preferred Share as of the Effective Time, in cash without interest (the “First Issuance Preferred Merger Consideration”);
(iii)    each share of Preferred Stock issued on November 21, 2018 that is outstanding immediately prior to the Effective Time (collectively, “Second Issuance Preferred Shares” and, together with the Common Shares and First Issuance Preferred Shares, the “Shares”)), other than Second Issuance Preferred Shares that are Excluded Shares, shall be converted into the right to receive an amount equal to the sum of: (A) the product of the Common Merger Consideration multiplied by the Preferred Amount; plus (B) the aggregate amount of all accrued and unpaid dividends on such Second Issuance Preferred Share as of the Effective Time, if any, in cash without interest (the “Second Issuance Preferred Merger Consideration”); and
(iv)    (A) all of the Shares, other than Excluded Shares, shall cease to be outstanding, shall be automatically canceled and shall cease to exist, (B) each certificate (each a “Certificate”) representing any such Shares shall be deemed to represent only the right to receive, upon surrender of such Certificate in accordance with Section 3.2(c), the applicable Merger Consideration, and (C) each holder of (x) any Certificates representing any such Shares or (y) any such Shares not represented by certificates (each, a “Book Entry Share”) will cease to have any rights with respect to any such Certificate or Book Entry Shares, except the right to receive the applicable Merger Consideration upon surrender of such Book-Entry Share or Certificate in accordance with Section 3.2(c).
(b)    Treatment of Excluded Common Stock and Preferred Stock. Except as provided in the second sentence of this Section 3.1(b), at the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company, each Excluded Share shall cease to be outstanding, shall be automatically canceled without payment of any consideration therefor and shall cease to exist, subject to the right of the Record Holders of any Dissenting Shares to demand appraisal with respect to such Dissenting Shares or to receive the applicable Merger Consideration as contemplated by Section 3.2(g). Each Excluded Share that is owned by any direct or indirect wholly‑owned Subsidiary of the Company shall remain outstanding, and no cash or other consideration shall be delivered in exchange therefor.
(c)    Treatment of Merger Sub Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
Section 3.2    Payment.
(a)    Paying Agent. Not fewer than three Business Days before the Closing Date, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent for the payment of the amounts to be paid pursuant to Section 3.1(a) (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent on terms and conditions that are satisfactory to the Company in its reasonable discretion (the “Paying Agent Agreement”). Parent shall be responsible for all fees and expenses of the Paying Agent.
(b)    Payment Fund. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent an amount, in cash, sufficient to make all payments pursuant to this Article III (such amount, the “Payment Fund”). If a Dissenting Shareholder effectively withdraws its demand for, or loses its, appraisal rights pursuant to Section 351.455 of the MGBCL with respect to any Dissenting Shares, Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (i) the number of Dissenting Shares for which the Dissenting Shareholder has withdrawn its demand for, or lost its, appraisal rights pursuant to Section 351.455 of the MGBCL and (ii) the applicable Merger Consideration for such Dissenting Shares. The Paying Agent shall invest the Payment Fund as directed by Parent; provided that such investments shall be (A) in obligations of or guaranteed by the United States of America, (B) in commercial paper obligations rated A‑1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, (C) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 or (D) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the aggregate amounts payable under this Article III shall be promptly returned to Parent (or its designee). To the extent that there are any losses with respect to any such investments, or the Payment Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under this Article III, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make such aggregate payments under this Article III.
(c)    Payment Procedures.
(i)    Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, Parent shall cause to be mailed to each record holder, as of the Effective Time, of Shares that have converted pursuant to Section 3.1(a) into the right to receive the applicable Merger Consideration with respect thereto a letter of transmittal in customary form containing instructions for use in effecting the surrender of the Certificates or transfer of Book-Entry Shares (the “Letter of Transmittal”). The Letter of Transmittal shall specify that delivery of Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares with respect to such Shares to the Paying Agent.
(ii)    Upon surrender to the Paying Agent of a Certificate representing any Shares that have been converted in the right to receive Merger Consideration pursuant to Section 3.1(a), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, Parent shall cause the Paying Agent to deliver to the record holder of such Certificate a check or wire transfer for the amount of applicable Merger Consideration for each Share formerly represented by such Certificate, and such Certificate shall then be canceled.
(iii)    Upon receipt by Paying Agent of an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) with respect to any Book-Entry Shares representing any Shares that have been converted in the right to receive Merger Consideration pursuant to Section 3.1(a), Parent shall cause the Paying Agent to deliver to the record holder of such Book‑Entry Shares a check or wire transfer for the amount of Merger Consideration that such record holder is entitled to receive pursuant to Section 3.1(a) of this Agreement in respect of such Book‑Entry Shares, and such Book‑Entry Shares shall then be canceled.

(iv)    No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, or if payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book‑Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book‑Entry Share surrendered or shall have established to the reasonable satisfaction of Parent or the Paying Agent that such tax either has been paid or is not applicable.
(v)    Promptly after the Effective Time, and in any event, not later than the first Business Day after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation an amount, in cash, sufficient to make all payments pursuant to Section 3.3, and Parent shall cause, promptly after the receipt of such payment by the Surviving Corporation, and in any event no later than ten Business Days following the Closing Date, each RSU Holder to be paid through a payroll or other appropriate account of the Surviving Corporation or any its Affiliates an amount equal to the RSU Merger Consideration, less withholdings for any applicable Taxes.
(vi)     Promptly after the Effective Time, and in any event, not later than the first Business Day after the Effective Time, the Paying Agent shall pay to each holder of any Warrants an amount equal to: (A) the Warrant Merger Consideration; multiplied by (B) the number of Warrants held by such holder.
(d)    Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of any Shares. If, after the Effective Time, any Person presents to the Surviving Corporation, Parent or Paying Agent any Certificates for transfer or any transfer instructions relating to Shares canceled in the Merger, such Person shall be given a copy of the Letter of Transmittal and directed to comply with the instructions in that letter of transmittal in order to receive any cash to which such Person is entitled pursuant to this Article III.
(e)    Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the record holders of Shares as of the Effective Time (other than Excluded Shares) for 12 months after the Effective Time shall be delivered to the Surviving Corporation (or its designee). Any record holder of Shares as of the Effective Time (other than Excluded Shares) who has not complied with this Article III prior to the date that is twelve months after the Effective Time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar laws) only as a general creditor thereof for payment of the applicable Merger Consideration for such Shares upon compliance with the instructions in the Letter of Transmittal, without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any record holder of Shares as of the Effective Time for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.
(f)    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article III; provided that Parent or the Paying Agent may, in its respective discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond in customary amount or an indemnity on terms reasonably requested by Parent or the Paying Agent.
(g)    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Shares which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 351.455 of the MGBCL (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the applicable Merger Consideration, but instead such holder shall be entitled only to such rights as are accorded under Section 351.455 of the MGBCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 351.455 of the MGBCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal under the MGBCL. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be treated as if they had been converted into the right to receive, as of the Effective Time, the applicable Merger Consideration for each such Share, in accordance with Section 3.1, without interest. The Company shall give Parent prompt notice of any demand for appraisal or attempted withdrawal of such demand that is received by the Company relating to Company shareholders’ rights of appraisal. Parent shall have the right to participate in all negotiations and proceedings with respect to demands for appraisal by Company shareholders under the MGBCL. Except to the extent required by applicable Law, the Company shall not voluntarily offer to make or make any payment with respect to any demand for appraisal without the prior written consent of Parent, not to be unreasonably withheld, delayed or conditioned.
(h)    Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled, without duplication, to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or any other applicable state, local or nonU.S. tax law. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be (i) timely remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Authority, and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be.
Section 3.3    Treatment of RSUs. Prior to the Effective Time, the Company Board (or, if applicable, a committee of Company Board) shall take such actions as are necessary to cause each outstanding RSU to become fully vested immediately prior to the Effective Time. At the Effective Time: (a) each RSU Holder’s RSUs shall be cancelled and extinguished in exchange for the right to receive an amount, in cash, without interest, equal to (i) the Common Merger Consideration, multiplied by (ii) the number of RSUs held by such RSU Holder (the “RSU Merger Consideration”), subject to such RSU Holder’s fulfillment of the requirements set forth in this Section 3.3 and less withholdings for any applicable Taxes; and (b) each RSU Holder shall cease to have any rights with respect thereto, except the right to receive the RSU Merger Consideration. In order to receive the RSU Merger Consideration in accordance with this Section 3.3, an RSU Holder must provide the Company with an executed written consent to the treatment of such RSU Holder’s RSUs in accordance with this Section 3.3 prior to the Effective Time. Promptly after the date hereof, the Company will provide each RSU Holder with the form of written consent for execution by such RSU Holder prior to the Effective Time.

Section 3.4    Treatment of Warrants. At the Effective Time, each warrant to purchase shares of Common Stock that is listed on Section 3.4 of the Company Disclosure Schedule and that is issued and outstanding immediately prior to the Effective Time (collectively, the “Warrants”), will be cancelled with the consent of the holder thereof in exchange for the right to receive an amount in cash, without interest, equal to the product of: (a) the aggregate number of Common Shares in respect of such Warrant; multiplied by (b) the excess of the Common Merger Consideration over the per share exercise price under such Warrant (the “Warrant Merger Consideration”).
Section 3.5    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the applicable Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except (i) as set forth in the Company SEC Documents filed after April 30, 2017 and prior to the date of this Agreement, but excluding any disclosures set forth in any “risk factor,” “forward-looking statement” or other precautionary statements of risk (the “Filed Company SEC Documents”) or (ii) as set forth in the disclosure schedule delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule is arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Agreement, and the disclosure in any section or subsection shall be deemed to qualify any other section in this Agreement to the extent that it is reasonably apparent from the text of such disclosures that such disclosure also qualifies or applies to such other section or subsection.
Section 4.1    Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Missouri. Each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company Subsidiaries where the failure to be so organized, exist or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to own, lease and operate its properties and assets and conduct its businesses as and where presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or character of the properties owned or leased by it make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the articles of incorporation of the Company (the “Company Charter”) and bylaws of the Company (the “Company Bylaws”) in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of the Company Charter or Company Bylaws, in each case, in any material respect.

Section 4.2    Company Subsidiaries.
(a)    Section 4.2(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name and jurisdiction of incorporation, formation or organization, as applicable, of each Company Subsidiary. All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth on Section 4.2(a) of the Company Disclosure Schedule, are wholly-owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all Liens, other than Liens arising under the Disclosed Indebtedness and Liens resulting from applicable United States federal or state securities Laws.
(b)    Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries and except as set forth on Section 4.2(b) of the Company Disclosure Schedule, none of the Company or any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person, in each case, other than securities of a publicly traded company held for investment by the Company or the Company Subsidiaries in the ordinary course of business.
Section 4.3    Capital Structure.
(a)    The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, and 40,000 shares of Preferred Stock. At the close of business on July 18, 2019, (i) 15,227,562 shares of Common Stock were issued and outstanding; (ii) 40,000 shares of Preferred Stock were issued and outstanding; (iii) 7,188,036 shares of Common Stock were reserved for issuance pursuant to the Warrants; (iv) 6,359,300 shares of Common Stock were reserved for issuance pursuant to the conversion of Preferred Stock; and (v) 459,027 shares of Common Stock were issuable upon the vesting or settlement of outstanding RSUs. Except as set forth on Section 4.3(a) of the Company Disclosure Schedule, all outstanding shares of Common Stock and Preferred Stock are, and, at the time of issuance, all shares of Common Stock that may be issued upon the vesting or settlement of any RSUs or Warrants will be, duly authorized, validly issued, fully paid and nonassessable, not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right.
(b)    Except as set forth in Section 4.3(a) and in Section 4.3(b) of the Company Disclosure Schedule, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (ii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (iii) any rights issued by, or other obligations of, the Company or any Company Subsidiary that are linked in any way to the price of any class of capital stock of the Company or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. There are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s shareholders may vote.
(c)    Except as set forth on Section 4.3(c) of the Company Disclosure Schedule, none of the Company or any of the Company Subsidiaries is a party to (i) any agreement with respect to the voting or issuance of, or restricting the transfer of, or providing registration rights with respect to, any capital stock or voting securities of, or other equity interests in, the Company or (ii) any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company.
Section 4.4    Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other Transactions, subject, in the case of the Merger, to the receipt of the approval of the holders of two-thirds of the outstanding shares of Common Stock and Preferred Stock entitled to vote on such matter voting together as a single class on an as-converted basis (the “Company Shareholder Approval”). The Company Board has adopted resolutions, by unanimous vote of all directors present at a meeting duly called at which a quorum of directors of the Company was present, (a) determining that the terms of this Agreement, the Merger and the other Transactions are advisable, fair to and in the best interests of the Company and its shareholders, (b) approving and declaring advisable the execution, delivery and performance of this Agreement and the Transactions, including the Merger, on the terms and conditions set forth herein, and (c) recommending that the shareholders of the Company vote to adopt and approve this Agreement, the Merger and the other Transactions. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize or adopt this Agreement or to consummate the Merger and the other Transactions (except for the filing of the Summary Articles of Merger as required by the MGBCL). The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
Section 4.5    No Conflicts; Consents.
(a)    Except as set forth on Section 4.5(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other Transactions will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or require any consent, approval or waiver by any Person under, constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company or any Company Subsidiary is entitled under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Shareholder Approval is obtained), (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 4.5(b), any judgment, writ, injunction, award, order or decree (“Order”), Permit or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    No governmental franchises, licenses, permits, authorizations, variances, exemptions, waivers, notices, government identification numbers or approvals (each a “Permit” and collectively, the “Permits”) consents, approvals, clearances, waivers or Orders (collectively, with the Permits, the “Consents” and each, a “Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, municipal, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, tribunal, administrative agency, subdivision, or commission or other governmental or regulatory authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Authority”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder, or the consummation of the Merger and the other Transactions, other than (i) the filings with the SEC required under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder; (ii) filings under the HSR Act; (iii) the filings under the MGBCL; (iv) compliance with the Nasdaq rules and regulations, as applicable; (v) any consent, transfer, renewal, issuance or reissuance with respect to the USFS Permits as required by the United States Forest Service in connection with the consummation of the Merger; and (vi) such other Consents, registrations, declarations, notices or filings that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(c)    The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary for the adoption of this Agreement and the consummation of the Transactions, including the Merger.
Section 4.6    SEC Documents.
(a)    The Company has furnished or filed all reports, certifications, schedules, forms, statements and other documents (including amendments, exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since April 30, 2017 (such documents, together with any documents furnished or filed with the SEC during such period by the Company, including those furnished or filed on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement, being collectively referred to as the “Company SEC Documents”).
(b)    Each Company SEC Document (i) at the time filed or furnished (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed or furnished (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents complied at the time it was filed as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and the consolidated Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown in accordance with GAAP (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c)    As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of any ongoing SEC review or investigation.
(d)    Since April 30, 2017, the Company has complied in all material respects with all current applicable Nasdaq listing and corporate governance rules and regulations. The Company is in compliance, in all material respects, with the applicable requirements of the Sarbanes-Oxley Act.
(e)    The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.
(f)    Except for such items that are of the type to be set forth in the notes to the consolidated financial statements of the Company, the Company is not a party to any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC).
(g)    The “disclosure controls and procedures” (as defined in Rule 13a-15 under the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.
(h)    The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board, (i) any significant deficiencies or material weaknesses in its internal controls and procedures over financial reporting and (ii) any written allegation of fraud that involves management of the Company or other employees of the Company or any Company Subsidiary who have a significant role in the Company’s internal controls over financial reporting or disclosure controls and procedures.
Section 4.7    Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities which would be required to be reflected on the consolidated balance sheet of the Company and the Company Subsidiaries prepared in accordance with GAAP), except for liabilities: (a) reflected or reserved against in the consolidated balance sheet of the Company as of April 30, 2019 (the “Balance Sheet Date”) (including the footnotes thereto) included in the Company SEC Documents; (b) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice; (c) under this Agreement or incurred in connection with the Transactions; (d) arising under any Material Contract (other than to the extent arising from an alleged or actual breach thereof by, or claim for indemnification against, the Company or any Company Subsidiary); or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
Section 4.8    Absence of Certain Changes or Events. Except as set forth in Section 4.8 of the Company Disclosure Schedule, from Balance Sheet Date to the date of this Agreement, (a) there has not occurred a Company Material Adverse Effect, (b) except for actions taken in connection with this Agreement and the Transactions each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course consistent with past practice in all material respects, and (c) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.1(b)(i)(B), Section 6.1(b)(ii), Section 6.1(b)(iii), Section 6.1(b)(v), Section 6.1(b)(vi), Section 6.1(b)(vii), Section 6.1(b)(viii), Section 6.1(b)(ix)(i-ii) or Section 6.1(b)(xii).

Section 4.9    Taxes.
(a)    (i) Since January 1, 2014, each of the Company and each Company Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) since January 1, 2014, each of the Company and each Company Subsidiary has paid all material Taxes required to have been paid by it (whether or not shown on any such Tax Return); (iii) no material deficiency or other proposed assessment or adjustment for any Tax has been asserted or assessed or proposed in writing by a taxing authority against the Company or any Company Subsidiary which deficiency has not been paid; (iv) since January 1, 2014, neither the Company nor any Company Subsidiary has failed to withhold, collect or timely remit any amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to (or amounts received from) a vendor, employee, independent contractor, creditor, shareholder or any other Person; (v) since January 1, 2014, no claim has been made in writing by any taxing authority that the Company or any Company Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns; and (vi) neither the Company nor any Company Subsidiary has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law) or as a transferee or successor, by Contract (other than Contracts exempted from the representations in Section 4.9(a) or otherwise).
(b)    Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and Company Subsidiaries or customary gross-up or tax indemnity provisions in any credit agreement, sale agreement, employment agreement or similar commercial contract the primary purpose of which does not relate to Taxes). Neither the Company nor any Company Subsidiary is or, since January 1, 2014, has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company or a Company Subsidiary is or was the common parent).
(c)    Within the past two years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
(d)    Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of state or foreign Law).
(e)    There are no material Liens for Taxes (other than Permitted Liens) on any of the assets of the Company or any Company Subsidiary.
(f)    Since January 1, 2014, neither the Company nor any Company Subsidiary has consented to extend the time, or is the beneficiary of any extension of time (in each case other than (i) pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business or (ii) time periods that, as so extended, have lapsed before the date of this Agreement), in which any Taxes may be assessed or collected by any taxing authority.
(g)    Neither the Company nor any Company Subsidiary has (i) agreed to or is required to make any adjustments with respect to any Tax period or the portion of any Tax period beginning on or after the Closing Date pursuant to Section 481(a) of the Code or any similar provision of Law; (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any Company Subsidiary which is still in effect; or (iii) filed, or has pending, any ruling requests with any taxing authority relating to Taxes, including any request to change any accounting method which is still in effect.

(h)    Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period or the portion of any Tax period beginning on or after the Closing Date as a result of any (i) installment sale or open transaction disposition made prior to the Closing; (ii) prepaid amount received outside of the ordinary course of business prior to the Closing; or (iii) to the Company’s Knowledge, deferred intercompany transactions (within the meaning of Treasury Regulation Section 1.1502-13) occurring or generated, as applicable, prior to the Closing.
(i)     Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
Section 4.10    Employee Benefits.
(a)    Section 4.10(a) of the Company Disclosure Schedule sets forth a list of all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other profit sharing, pension, retirement, employment, bonus, deferred compensation, incentive compensation, option, equity or equity-based award, retention, change in control, transaction bonus, salary continuation, severance or termination pay, hospitalization, medical, dental, vision, life insurance, accident, disability or sick leave, cafeteria, fringe benefit or other employee benefit plan, program, agreement or arrangement, whether written or unwritten, in each case (i) that is maintained, sponsored, contributed to or required to be contributed to by the Company or any Company Subsidiary for the benefit of any Employees (or their beneficiaries or eligible dependents) or any individual independent contractor of the Company or any Company Subsidiary or (ii) with respect to which the Company or any Company Subsidiary has a material liability (including contingent liability); provided, that in no event shall a Company Benefit Plan include any plan, program or arrangement sponsored, maintained, administered or operated by a Governmental Authority or required to be contributed to by the Company or any Company Subsidiary pursuant to applicable Law.
(b)    With respect to each Company Benefit Plan identified in Section 4.10(a) of the Company Disclosure Schedule, copies of the following have been made available to Parent (to the extent applicable to such Plan): (i) the current plan document and all amendments thereto; (ii) the current trust agreement, insurance contract or annuity contract serving as a funding vehicle for such Company Benefit Plan; (iii) the most recent summary plan description, and any summaries of material modifications related thereto, distributed to participants in such Company Benefit Plan; (iv) the most recently filed Form 5500 (and all schedules thereto); and (v) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter received from the United States Internal Revenue Service. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan is amendable and terminable in accordance with its terms (as made available pursuant to this Section 4.10(b)) without liability to the Company or Company Subsidiary (except for benefits accrued through the date of termination or amendment and administrative expenses related thereto).
(c)    Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan has been maintained and administered in accordance with its terms and in compliance with applicable Law (including ERISA and the Code); (ii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the United States Internal Revenue Service or utilizes a prototype or volume submitter plan document that is the subject of a favorable opinion or advisory letter issued by the United States Internal Revenue Service to the sponsor of such prototype or volume submitter plan, and, to the Knowledge of the Company, nothing has occurred since the most recent such determination, opinion or advisory letter that would reasonably be expected to result in any such letter being revoked; (iii) none of the

Company, any Company Subsidiary or, to the Knowledge of the Company, any other Person (A) has engaged in a nonexempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan, or (B) breached any fiduciary duty imposed upon it by ERISA with respect to any Company Benefit Plan; (iv) the Company and each Company Subsidiary is in compliance with the applicable provisions of the Patient Protection and Affordable Care Act; (v) there are no pending or, to the Knowledge of the Company, threatened lawsuits or claims against or governmental investigations otherwise involving any Company Benefit Plan (other than routine claims for benefits, appeals of such claims and domestic relations order proceedings); and (vi) neither the Company nor any Company Subsidiary is subject to any excise Tax or penalty under Sections 4976 through 4980H of the Code or Title I of ERISA.
(d)    During the last six years, none of the Company, any Company Subsidiary or any ERISA Affiliate has sponsored, maintained, contributed to, or been required to contribute to, nor does the Company or any Company Subsidiary have any liability (including contingent liability) under (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iii) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.
(e)    Except as set forth in Section 4.10(e) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the Merger (either alone or in combination with another event) will (i) except as required by this Agreement, entitle any Employee to any payment or benefit; (ii) except as required by this Agreement, accelerate the time of payment, funding or vesting of, or increase the amount of, any amounts due to any such Employee; or (iii) result in any amounts payable or benefits provided to any such Employee that would be nondeductible for federal income Tax purposes by virtue of Section 280G of the Code
(f)    (i) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is and has been in compliance with Section 409A of the Code; and (ii) no corrections of violations of Section 409A of the Code have occurred.
Section 4.11    Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened against (a) the Company or any Company Subsidiary or any of their respective properties (including any properties owned, operated, leased or licensed by the Company or any Company Subsidiary) or assets, or (b) any present or former officer or director of the Company or any Company Subsidiaries in their respective capacities as such, that in each of cases (a) and (b), individually or in the aggregate, has had or would reasonably be expected to result in a Company Material Adverse Effect, nor is there any Order outstanding against or, to the Knowledge of the Company, investigation by any Governmental Authority involving (x) the Company or any Company Subsidiary or any of their respective properties (including any properties owned, operated, leased or licensed by the Company or any Company Subsidiary) or assets, or (y) any present or former officer or director of the Company or any Company Subsidiaries in their respective capacities as such, that in each of cases (x) and (y), individually or in the aggregate, has had or would reasonably be expected to result in a Company Material Adverse Effect.
Section 4.12    Compliance with Applicable Laws. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since April 30, 2016 through the date hereof, (i) the business of the Company and the Company Subsidiaries has been conducted in accordance with all applicable Laws and material Permits, (ii) neither the Company nor any Company Subsidiaries has received written notice of any violation of applicable Laws or material Permits, and (ii) neither the Company nor any Company Subsidiary has been subject to a pending, or to Company’s

Knowledge, threatened investigation by any Governmental Authority with respect to a violation of applicable Laws or material Permits. The Company and the Company Subsidiaries hold all material federal, state and local Permits necessary for the Company and the Company Subsidiaries to own, lease, and operate their respective properties and assets, and to carry on their business as now conducted, except for those the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.13    Environmental Matters.
(a)    The Company and the Company Subsidiaries: (i) are in compliance with, and since April 30, 2014 have complied, with all applicable Environmental Laws and Environmental Permits; (ii) possess all Environmental Permits required to own and operate the business and assets of the Company and the Company Subsidiaries and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify, suspend or terminate any Environmental Permit; (iii) have not received any written notice or notice of investigation from or by any Person that investigates whether or alleges that the Company or any Company Subsidiary is in violation of or is liable under any applicable Environmental Law or Environmental Permit or with respect to Hazardous Substances; and (iv) to the Knowledge of the Company there has been no Release of a Hazardous Substance that would reasonably be expected to result in material liability to the Company or any Company Subsidiary, including with respect to Hazardous Substances sent or arranged for disposal, transportation or treatment by the Company or any Company Subsidiary; except with respect to any of the foregoing under (i), (ii), (iii) or (iv) as would not reasonably be expected to have a Company Material Adverse Effect.
(b)    Section 4.13(b) of the Company Disclosure Schedule sets forth a true and correct list of all USFS Permits. The Company has made available to Parent copies of the USFS Permits that are true, correct and complete in all material respects, subject to any modifications to the fees or other amounts payable thereunder which may have been imposed under applicable Law. The interest of the Company and the Company Subsidiaries, as permitted under the USFS Permits, is not subject to any Lien.
Section 4.14    Contracts.
(a)    As of the date of this Agreement, each of the Company’s “material contracts” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) (each, a “Filed Company Contract”) has been filed with the SEC.
(b)    Section 4.14(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of the following types of Contracts to which the Company or any Company Subsidiary is a party as of the date of this Agreement:
(i)    each Contract that restricts in any material respect the ability of the Company or any Company Subsidiaries to compete in any material line of business or geographic area and that is material to the Company and the Company Subsidiaries, taken as a whole;
(ii)    each Contract pursuant to which any amount of Indebtedness of the Company or any of the Company Subsidiaries in excess of $2,000,000 is outstanding or may be incurred by its terms, other than any such Contract solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;
(iii)    each material partnership, joint venture or similar Contract relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries or securities of a publicly-traded company held for investment by the Company or any Company Subsidiaries;
(iv)    other than any Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Company SEC Documents), each material Contract between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present executive officer or director of either the Company or any of the Company Subsidiaries, (B) record or beneficial owner of more than 5% of the shares of Common Stock outstanding as of the date of such Contract, or (C) to the Knowledge of the Company, any Affiliate of any such executive officer, director or record or beneficial owner of more than 5% of the shares of Common Stock outstanding as of the date hereof (other than the Company or any of the Company Subsidiaries);
(v)    each Contract relating to the disposition or acquisition by the Company or any of the Company Subsidiaries of any material business or any material amount of assets outside the ordinary course of business, in each case, with material obligations remaining to be performed after the date of this Agreement;
(vi)    other than Contracts for ordinary repair and maintenance, each Contract providing for the development or construction of, or additions or expansions to, any real property, under which the Company or any of the Company Subsidiaries has, or expects to incur, an obligation in excess of $3,000,000 in the aggregate;
(vii)    other than Contracts described in the foregoing Section 4.14(b)(vi), any Contract that obligates the Company or any of the Company Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any Company Subsidiary), in each case, in excess of $2,000,000;
(viii)    any Contract that grants any right of first refusal, right of first offer or similar right with respect to any securities, material assets, material rights or material properties of the Company or any Company Subsidiary;
(ix)    any Contract (each a “Management Agreement”) whereby the Company or any Company Subsidiary manages any material real property owned or partially owned by a third party and to which the Company or any Company Subsidiary is a party or by which any of them is bound; and
(x)    any Contract with a supplier of the Company or any Company Subsidiary (excluding insurance providers and providers of legal services) that represented at least $600,000 in total spend by the Company and the Company Subsidiaries, on a consolidated basis, during the twelve (12)-month period ended April 30, 2019, other than purchase orders, sales orders and similar Contracts.
(c)    The Company has made available to Parent prior to the date of this Agreement a complete and correct copy of each Material Contract (including all amendments, modifications, extensions, and renewals thereto and waivers thereunder) as in effect on the date of this Agreement. Except as would not be material to the Company and the Company Subsidiaries, taken as whole, (i) each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Material Contract is in full force and effect and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clauses (i) or (ii), with respect to any Material Contract which expires by its terms (as in effect as of the date hereof) or which is terminated in accordance with the terms thereof by the Company in the ordinary course of business consistent with past practice. Except as would not be material to the Company and the Company Subsidiaries, taken as whole, the Company has not received, as of the date of this Agreement, any notice in writing from any Person that such Person intends to terminate, or not renew, any Material Contract.
Section 4.15    Properties.
(a)    Section 4.15(a) of the Company Disclosure Schedule contains, as of the date of this Agreement, a complete and correct list of all real property owned in fee simple in whole or in part by the Company and each Company Subsidiary (such real property, the “Owned Real Property”). For the avoidance of doubt, such list need not include full legal descriptions of such real property to be deemed complete and correct. Except as set forth in Section 4.15(a) of the Company Disclosure Schedule and other than Permitted Liens: (i) the Company and each Company Subsidiary has fee simple title to the Owned Real Property; (ii) all of the Owned Real Property is owned free and clear of all Liens, except for Permitted Liens; (iii) the Company or the applicable Company Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iv) other than the rights of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (v) neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein relating to the business of the Company and the Company Subsidiaries.
(b)    Section 4.15(b) of the Company Disclosure Schedule contains, as of the date of this Agreement, a true and complete list of all leases, ground leases, subleases, sub-subleases, licenses and any other occupancy agreements to which the Company or any Company Subsidiary is a party and pursuant to which such base rent payments thereunder are in excess of $100,000 per annum (collectively, the “Real Property Leases” and such real property leased pursuant to each Real Property Lease, the “Leased Real Property”). Copies of all Real Property Leases (including all material amendments, modifications or guarantees, and all related prime or master leases) have been made available to Parent.
(c)    Each Real Property Lease: (i) is in full force and effect and constitutes the valid and legally binding obligation of the Company or the applicable Company Subsidiary which is a party thereto, as applicable, enforceable in accordance with its terms, subject to (A) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; and (ii) except with respect to any Permitted Liens with respect to the Real Property Leases, has not been assigned or taken as a security interest in any manner by the Company or any of the applicable Company Subsidiaries. Except as set forth on Section 4.15(c) of the Company Disclosure Schedule, other than Permitted Liens, neither the Company nor any applicable Company Subsidiary has assigned, subleased or otherwise transferred, in whole or in part, any Real Property Lease or any interest therein.
(d)    Except as set forth on Section 4.15(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received or given any written notice of any material default that is outstanding and, to the Knowledge of the Company, no event has occurred or circumstance exists that with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary, in each case, during the past eighteen months prior to the date hereof, under any Real Property Lease, Management Agreement or USFS Permit and, to the Knowledge of the Company, no other party is in material default thereunder. To the Company’s Knowledge, no party to any Real Estate Lease, Management Agreement or any USFS Permit has exercised any termination rights with respect thereto.

(e)    Except as set forth on Section 4.15(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Authority alleging any material defect or deficiencies or any material violation of any building, zoning, fire safety, health safety or other applicable law with respect to any structures, buildings, fixtures, equipment and other improvements (collectively, the “Facilities”) located on the Owned Real Property, the Leased Real Property or the USFS Permitted Property that are material to the operation of the business of the Company and the Company Subsidiaries, taken as a whole, as now being conducted and for which remain uncured.
(f)    Except as would not materially and adversely impair the operations of the business of the Company and the Company Subsidiaries as the same is currently conducted, all chairlifts, buildings, access roads, snow-making operations, ski runs and other material Facilities used in connection with the business of the Company and the Company Subsidiaries as now being conducted, are located on (i) Owned Real Property, Leased Real Property or the USFS Permitted Property, or (ii) recorded easements or other written agreements in favor of the Company or a Company Subsidiary that allow the existence, operation and maintenance of the applicable chair lifts, buildings, access roads, snow-making equipment, ski runs or other Facilities.
(g)    The Real Property constitutes all of the material real property used in the business of the Company and the Company Subsidiaries as currently conducted and is sufficient for the operation thereof as currently conducted. With respect to the Real Property, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Authority threatening a suspension, revocation, modification or cancellation of any certificates of occupancy, permits, licenses, franchises, approvals and authorizations which would materially and adversely affect the operation of the business of the Company as currently conducted and which remains uncured. To the Company’s Knowledge, there does not exist any pending or threatened condemnation or eminent domain proceedings, lawsuits or similar administrative actions that affects any of the Real Property in any material respects and neither the Company nor any Company Subsidiary has received any written notice of the intention of any Governmental Authority to take or use any of the Real Property on a permanent basis or in any way which would materially and adversely affect the use of the Real Property as currently conducted.
(h)    To the Knowledge of the Company, the Company and the Company Subsidiaries possess (whether by ownership in fee, lease, license, permit or contract) all material Water Rights as are necessary and sufficient (based on historical availability of water pursuant to such Water Rights) for the operation of the business of the Company and the Company Subsidiaries as currently conducted. The Company and the Company Subsidiaries have (i) the right to use and control all of such Water Rights, (ii) filed or caused to be filed all material forms and documents required by applicable Law or any Governmental Authority to preserve such Water Rights; and (iii) have obtained, maintained and are in compliance in all material respects with all necessary Consents for groundwater and surface water withdrawals and for the storage facilities and dams that are needed for the operation of the business of the Company and the Company Subsidiaries as such business is currently conducted. To the Knowledge of the Company, there is no written notice or threat from any Governmental Authority of the imminent and material diminution of the Water Rights held by the Company or the Company Subsidiaries.
Section 4.16    Intellectual Property.
(a)    Section 4.16 of the Company Disclosure Schedule sets forth a complete and correct (in all material respects) list, as of the date hereof, of all registrations and currently pending applications for registration for Patents, Trademarks, Copyrights and Internet domain names owned by the Company or the Company Subsidiaries (“Registered Intellectual Property Rights”) indicating for each such item the applicable owner, filing or registration number and filing jurisdiction. All such applications and registrations for Registered Intellectual Property Rights are subsisting. To the Knowledge of the Company, all such registrations for Intellectual Property Rights are, to the extent applicable, enforceable and valid.
(b)    The Company or a Company Subsidiary (individually or collectively) is the sole and exclusive owner of all right, title and interest in and to each of the Registered Intellectual Property Rights and all other material Intellectual Property Rights owned or purported to be owned by the Company or a Company Subsidiary (collectively, the “Company Intellectual Property”), in each case free and clear of all Liens other than Permitted Liens, except that the foregoing representations does not pertain to any interference, infringement, misappropriation or violation of any Intellectual Property by the Company or any Company Subsidiary.
(c)    Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Company Subsidiaries, to the Knowledge of the Company, (i) neither the operation of the business of the Company and the Company Subsidiaries, nor the Registered Intellectual Property Rights, nor any other products or services of the Company and the Company Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of third parties, and (ii) as of the date hereof, there are no suits, actions, claims, threats or proceedings pending or, to the Knowledge of the Company, threatened in writing that allege any such infringement, misappropriation or violation (except for issues raised during the ex parte prosecution proceedings of applications for Registered Intellectual Property Rights. The foregoing representation and warranty in this Section 4.16(c) is the sole representation and warranty herein with respect to any actual or alleged infringement, misappropriation or other violation of Intellectual Property Rights by the Company or any Company Subsidiary. None of the Company Intellectual Property that is material to the business of the Company or any Company Subsidiary is subject to any outstanding Order or stipulation restricting or limiting in any material respect the ownership, use or licensing thereof by the Company or any Company Subsidiary as currently or contemplated to be used or licensed, as applicable.
(d)    The Company and the Company Subsidiaries have taken commercially reasonable steps to maintain and protect (i) any trade secrets held by the Company or the Company Subsidiaries, and (ii) the security of their information technology systems, including the data stored therein or transmitted thereby, and provide for the continuity, integrity, and security thereof.
(e)    The Company and the Company Subsidiaries have sufficient rights in all material respects to use all material Intellectual Property Rights, software (including software hosted by third party services providers), middleware and systems, information technology equipment, outsourced technology services, and associated documentation as used in connection with the operation of their businesses (the “Business IT Assets”), except that the foregoing representations does not pertain to any interference, infringement, misappropriation or violation of any Intellectual Property Rights by the Company or any Company Subsidiary.
Section 4.17    Labor Matters.
(a)    Neither the Company nor any Company Subsidiary is party to or bound by any collective bargaining agreements or labor agreements and no such agreement is currently being negotiated by the Company or any Company Subsidiary, nor has either of them experienced any actual or threatened strikes, grievances, claims of unfair labor practices or other labor union disputes.
(b)    As of the date of this Agreement, with respect to employees of the Company or any Company Subsidiary (i) there are no, and during the prior two years there have not been any, strikes, work stoppages, picketing, walkouts or lockouts pending or, to the Knowledge of the Company, threatened in writing, and (ii) to the Knowledge of the Company, no labor organization or group of employees has made a presently pending written demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding or, to the Knowledge of the Company, threatened in writing, to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.
(c)    The Company and each Company Subsidiary is and, since April 30, 2016, has been in compliance in all material respects with all Employee employment agreements and applicable employment Laws, including laws respecting wages and hours, worker classification, withholding of Taxes and requirements under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”) and any other similar applicable Laws of any jurisdiction, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has, in the last three (3) years, effectuated a “plant closing” or “mass layoff” (as defined in the WARN Act), nor has the Company or any Company Subsidiary engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.
Section 4.18    Anti-Takeover Provisions. Assuming the accuracy of the representation contained in Section 5.7, no further action is required by the Company Board or any committee thereof or the shareholders of the Company to render inapplicable the provisions of Section 351.459 of the MGBCL to the extent, if any, such provisions would otherwise be applicable to this Agreement, the Voting and Support Agreements, the Merger or the other Transactions.
Section 4.19    Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Moelis & Company LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of the Company.
Section 4.20    Opinion of Financial Advisor. The Company has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth therein, the Merger Consideration was fair, from a financial point of view to the shareholders of the Company, and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. A copy of such opinion will made available to Parent promptly following receipt thereof by the Company solely for informational purposes.
Section 4.21    Interested Party Transactions. Except as disclosed in the Company SEC Documents, since April 30, 2017, no event has occurred and no relationship exists that would be required to be disclosed in a Company SEC Document under Item 404 of Regulation S-K promulgated by the SEC.
Section 4.22    Privacy and Data Security.
(a)    To the Knowledge of the Company, as of the date hereof, at no time since April 30, 2017 to the date of this Agreement, has there been any material data security breach of any Business IT Assets or material unauthorized access, use, or disclosure of any Personal Information owned, used, maintained, received, or controlled by or on behalf of the Company or any Company Subsidiary, including any unauthorized access, use or disclosure of Personal Information that would constitute a breach, in each case, for which notification to individuals or Governmental Authorities is required under any applicable Information Privacy and Security Laws or Contracts to which the Company or any Company Subsidiary is a party.

(b)    Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company’s and each Company Subsidiary’s collection, maintenance, transmission, transfer, use, disclosure, storage, disposal and security of Personal Information has complied in all material respects since April 30, 2017 to the date of this Agreement with (i) Information Privacy and Security Laws, (ii) Contracts to which the Company or any Company Subsidiary is a party that govern that Personal Information, and (iii) applicable privacy policies or disclosures posted to websites maintained by the Company or any Company Subsidiary that govern Personal Information processed by the Company or the Company Subsidiary (the “Privacy Policies”). Since April 30, 2017 to the date of this Agreement, no suit, claim, action, proceeding, arbitration, mediation or, to the Knowledge of the Company, investigation is pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary relating to the processing or security of Personal Information, except as would not individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Company Subsidiaries.
(c)    Included in the Business IT Assets are standalone databases which contain a records of known customers of any of the product or service offerings of the businesses conducted by the Company and the Company Subsidiaries, all of which are free and clear of all restrictions or limitations on the use of such databases in all material respects other than restrictions or limitations required under applicable Law, or the Privacy Policies or other contractual commitments under which such information as collected.
Section 4.23    Insurance. Except as would not be material to the Company and the Company Subsidiaries, (a) all material insurance policies of the Company and the Company Subsidiaries currently in effect are legal, valid, binding and enforceable in accordance with their terms and in full force and effect, (b) all premiums due and payable thereunder have been paid, and (c) neither the Company nor any Company Subsidiary is in breach or default thereunder (including any such breach or default with respect to the payment of premiums or the giving of notice). Neither the Company nor any Company Subsidiary has received any written notice of cancellation or termination with respect to any such insurance policy of the Company or any Company Subsidiaries. The Company has made available to Parent true and complete copies of each of the insurance policies set forth on Section 4.23(a) of the Company Disclosure Schedule (the “General Liability Policies”). With respect to the General Liability Policies, except as set forth on Section 4.23(b) of the Company Disclosure Schedule, there are no claims pending, and during the current policy year there have been no claims made or paid under the General Liability Policies, and no letters of representation have been received by the Company, any Company Subsidiary or, to the Knowledge of the Company, the insurance providers for the General Liability Policies, in relation to any claim against the Company or any Company Subsidiary. Section 4.23(b) of the Company Disclosure Schedule sets forth all litigation against the Company or any Company Subsidiary for occurrences subject to the General Liability Policies since January 1, 2015, and, to the Knowledge of the Company, all other pending, or to the Knowledge of the Company, threatened litigation matters that would reasonably be expected to give rise to a claim under the General Liability Policies.
Section 4.24    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or in any certificate delivered by the Company to Parent and Merger Sub (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), and each of Parent and Merger Sub acknowledges that (a) none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other Transactions, and Parent and Merger Sub are not relying on any representation or warranty of any Person except for those expressly set forth in this Agreement, (b) no person has been authorized by the Company, the Company Subsidiaries or any other Person on behalf of the Company to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity, and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available to Parent or its Representatives in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties. Each of Parent and Merger Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and in making its determination to proceed with the Transactions, including the Merger, each of Parent and Merger Sub has relied solely on the results of its own independent investigation and the terms of this Agreement and has not relied directly or indirectly on any materials or information made available to Parent or its Representatives by or on behalf of the Company.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article V are true and correct.
Section 5.1    Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of Parent and Merger Sub has all requisite power and authority to own, lease and operate its properties and assets and conduct its businesses as and where presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 5.2    Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other Transactions. The board of directors of Parent has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of Parent was present, (a) approving the execution, delivery and performance of this Agreement and (b) determining that entering into this Agreement is in the best interests of Parent and its shareholders. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The board of directors of Merger Sub has unanimously adopted resolutions (i) approving the execution, delivery and performance of this Agreement; (ii) determining that the terms of this Agreement are in the best interests of Merger Sub and Parent, as its sole shareholder; (iii) declaring this Agreement advisable; and (iv) recommending that Parent, as sole shareholder of Merger Sub, adopt this Agreement and directing that this Agreement be submitted to Parent, as sole shareholder of Merger Sub, for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. No other corporate proceedings (including, for the avoidance of doubt, any shareholder approval) on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other Transactions (except for the filing of the Summary Articles of Merger in accordance with the relevant provisions of the MGBCL). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.3    No Conflicts; Consents.
(a)    The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other Transactions will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii)) give rise to a right of termination, cancellation or acceleration of any obligation or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of: (i) the governing or organizational documents of Parent or Merger Sub; (ii) any Contract to which any of Parent or Merger Sub is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 5.3(b), as of the date hereof, any Order, Law or Permit, in each case, applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b)    No Consents of or from, or registration, declaration, notice or filing made to or with any Governmental Authority, is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (ii) the filings required in connection with the USFS Permits and (iii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 5.4    Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Order outstanding against or, to the Knowledge of Parent, investigation by any Governmental Authority involving Parent or Merger Sub that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
Section 5.5    Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.
Section 5.6    Merger Sub. Parent is the sole shareholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
Section 5.7    Ownership of Common Stock. None of Parent, Merger Sub or any of their respective Affiliates has been, at any time during the five years prior to the date hereof, an “interested shareholder” of the Company, as defined in Section 351.459 of the MGBCL. As of the date of this Agreement, none of Parent or Merger Sub owns any shares of capital stock of the Company or has any rights to acquire any shares of capital stock of the Company (except pursuant to this Agreement).
Section 5.8    Sufficient Funds. Neither Parent nor Merger Sub’s obligations hereunder are subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the completion of the Transactions. Parent has, and will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to consummate the Merger and any other Transactions, including the payment of the Merger Consideration in accordance with Article III, and to pay any related fees and expenses, and there is not, nor will there be, any restriction on the use of such cash or cash equivalents for such purpose.
Section 5.9    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V or in any certificate delivered by Parent or Merger Sub to the Company (and notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, projections, estimates, budgets or other information), the Company acknowledges that (a) none of Parent, the Subsidiaries of Parent (including Merger Sub) or any other Person on behalf of Parent makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other Transactions and the Company is not relying on any representation or warranty of any Person except for those expressly set forth in this Agreement and (b) no person has been authorized by Parent, the Subsidiaries of Parent (including Merger Sub) or any other Person on behalf of Parent to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity.
ARTICLE VI
COVENANTS
Section 6.1    Conduct of Business. From the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, and except as set forth in Section 6.1 of the Company Disclosure Schedule, as any other provision of this Agreement contemplates, permits or provides or as required by applicable Law, or to the extent Parent has consented in writing thereto (such consent not to be unreasonably withheld, delayed or conditioned), or for transactions in the ordinary course of business consistent with past practice between or among the Company and any Company Subsidiaries or between or among any Company Subsidiaries:
(a)    the Company shall, and shall cause the Company Subsidiaries, to conduct the business of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice in all material respects; and
(b)    without limiting the generality of the foregoing (and provided that no action or failure to take action with respect to matters specifically addressed by any of the provisions of this Section 6.1(b) shall constitute a breach under Section 6.1(a) unless such action or failure to take action would otherwise constitute a breach of Section 6.1(a)), the Company shall not, and shall not permit any Company Subsidiary to, take any of the following actions:
(i)    (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent and (y) the accrual of dividends on any of the Preferred Stock pursuant to Section 4.01 of the Certificate of Designation; (B) split, combine, subdivide, recapitalize or reclassify any of its capital stock, securities convertible into or exchangeable or exercisable for any of its capital stock or any other equity interests of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than the issuance of Common Stock upon vesting of RSUs in existence as of the date of this Agreement in accordance with the terms thereof; or (C) purchase, redeem, exchange or otherwise acquire, or offer to purchase, redeem, exchange or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests (excluding the settlement by the Company of RSUs in accordance with the terms thereof in effect as of the date of this Agreement or the withholding of Shares to satisfy Tax obligations with respect to RSUs);
(ii)    issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws): (A) any shares of capital stock of the Company or any Company Subsidiary other than the issuance of Common Stock upon vesting of RSUs in existence as of the date of this Agreement in accordance with the terms thereof; (B) any new RSUs or other equity interests of the Company or any Company Subsidiary; (C) any securities convertible into or exchangeable or exercisable for capital stock or other equity interests in, the Company or any Company Subsidiary; or (D) any warrants, calls, options or other rights to acquire any capital stock or other equity interests in the Company or any Company Subsidiary;
(iii)    amend the Company Charter or the Company Bylaws or similar applicable organizational documents of any Company Subsidiary, except as may be required by Law or the rules and regulations of the SEC or the Nasdaq;
(iv)    make or adopt any material change in its accounting methods, principles or practices, except insofar as may be required by a change in GAAP or Law (or interpretations thereof);
(v)    directly or indirectly acquire any equity interest in, or any material business or assets of, any Person or division thereof, except (A) acquisitions in the ordinary course of business consistent with past practice or as contemplated in any current capital expenditures plan approved by the Company Board and made available to Parent; (B) acquisitions pursuant to Contracts in existence on the date of this Agreement; (C) acquisitions in an amount not to exceed $7,500,000 in the aggregate; or (D) acquisitions with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;
(vi)    make any loans, advances or capital contributions to, or investments in, any other Person in excess of $5,000,000 (other than (A) loans or advances between or among any of the Company and the Company Subsidiaries made in the ordinary course of business consistent with past practices and (B) capital contributions to or investments in any Company Subsidiaries made in the ordinary course of business consistent with past practices);
(vii)    except in relation to Liens to secure Indebtedness for borrowed money permitted to be incurred under Section 6.1(b)(viii), sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets or any interests therein other than (A) in the ordinary course of business consistent with past practice; (B) in an amount not to exceed $7,500,000 in the aggregate; or (C) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;
(viii)    incur, issue, refinance, assume, guarantee or become obligated with respect to any material Indebtedness or prepay or cancel any material Indebtedness or waive any rights of substantial value to the Company and the Company Subsidiaries, taken as a whole, except for (A) the incurrence of additional Indebtedness not to exceed $5,000,000 in the aggregate; (B) Indebtedness under the Company’s existing revolving credit facilities, provided that the amount outstanding thereunder at any time does not exceed the amount outstanding as of the date hereof by greater than $5,000,000 in the aggregate; or (C) Indebtedness between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(ix)    except as required by applicable Law, this Agreement or any Company Benefit Plan, (A) grant any increases in the compensation or benefits of any executive officers of the Company; (B) grant or increase any bonus, severance, change in control, termination or similar compensation or benefits payable to any executive officers of the Company; (C) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, any compensation or benefits under any Company Benefit Plan, other than in the ordinary course of business consistent with past practices; or (D) terminate or amend in any material respect any Company Benefit Plan (or enter into any plan, program, agreement, or arrangement that would constitute a Company Benefit Plan if in effect on the date hereof);
(x)    enter into any collective bargaining agreement or recognize or certify any labor union organization or group of employees of the Company or any Company Subsidiary as the bargaining representative for any employees of the Company or any Company Subsidiaries;
(xi)    except as permitted by Section 6.12, settle or compromise any litigation, other than routine matters in the ordinary course of business or settlements or compromises of litigation that involve the payment by the Company or any Company Subsidiary of monetary damages (excluding monetary damages that are fully covered by the Company’s insurance policies) in an amount not in excess of $1,500,000 individually or $3,000,000 in the aggregate, excluding, in all cases, claims and litigation with respect to which an insurer (but neither the Company nor any Company Subsidiary) has the sole and exclusive right to control the decision to settle;
(xii)    make, change or revoke any material election with respect to Taxes, change any accounting period or method, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any material Tax, waive or extend any statute of limitations with respect to Taxes or surrender any right to claim a material Tax refund;
(xiii)    enter into, amend any material term, or waive any material right under, or terminate any Material Contract other than in the ordinary course of business consistent with past practice;
(xiv)    enter into any multi-resort pass alliance or agreement;
(xv)    adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Company (other than the Transactions); or
(xvi)    agree to take any of the foregoing actions.
Section 6.2    Proxy Statement.
(a)    As soon as reasonably practicable following the date of this Agreement (but in no event later than ten Business Days from the date of this Agreement), the Company shall, in consultation with Parent, prepare and file with the SEC in preliminary form a proxy statement, letter to stockholders, notice of meeting, form of proxy and related schedules and materials (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s shareholders held for the purpose of approving and adopting this Agreement and the Transactions, including the Merger (the “Company Shareholders Meeting”). Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement, and such information, at the date the Proxy Statement is first mailed to the Company’s shareholders and at the time of the Company Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall use its reasonable best efforts to respond to all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and file all necessary amendments thereto in connection with such SEC comments. The Company shall promptly notify Parent and Merger Sub of the receipt of any comments from the SEC (or the staff of the SEC) with respect to the Proxy Statement and any request by the SEC (or the staff of the SEC) for any amendment to the Proxy Statement or for additional information and shall consult with Parent regarding, and provide Parent with copies of, all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), responding to any comments of the SEC (or the staff of the SEC) with respect thereto, or disseminating any other materials used in connection with the Company Shareholders Meeting that (i) constitute “proxy materials” or “solicitation materials” as those terms are used in Rules 14a-1 through 14a-17 promulgated under the Exchange Act or (ii) are otherwise used for the “solicitation” of “proxies” as those terms are defined in Rule 14a-1 promulgated under the Exchange Act, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and the Company shall give reasonable and good faith consideration to all such comments, but, for the avoidance of doubt, the Company shall not be obligated to incorporate any such comments, unless such comments are necessary to cause such documents to comply with the terms of this Agreement. The Company shall as promptly as practicable (but, subject to setting a record date pursuant to Section 6.3, in no event later than five (5) Business Days) after the date on which the SEC (or the staff of the SEC) confirms that it will not review or has no further comments on the Proxy Statement, commence mailing to the Record Holders the Proxy Statement and all other proxy materials for the Company Shareholders Meeting, with such mailing to be completed within ten (10) Business Days after receipt of such confirmation from the SEC (or the staff of the SEC), subject to any additional time required in connection with setting a record date pursuant to Section 6.3.
(b)    At the time it is first mailed to the Company’s shareholders and at the time of the Company Shareholders Meeting, the Company shall have caused the Proxy Statement not to contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made. The Company shall cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, any obligations of the Company with respect to this Section 6.2(b) do not extend to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.
(c)    If at any time prior to the Company Shareholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information promptly shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.
Section 6.3    Company Shareholders Meeting. Subject to Section 6.4, as soon as reasonably practical after the date hereof, but by no later than 5:00PM Eastern Time on August 1, 2019, the Company Board shall ratify by unanimous action of the Company Board the Company Board Recommendation and deliver written evidence of the same to Parent. The Company, acting through the Company Board (or a committee thereof), shall (a) as soon as reasonably practicable following confirmation by the SEC (or the staff of the SEC) that it will not review or has no further comments on the Proxy Statement take all action necessary to set a record date for (which record date shall be as soon as legally permissible), duly call, give notice of, convene and hold the Company Shareholders Meeting, the date of such Company Shareholder Meeting to be no later than thirty days after the date the definitive Proxy Statement is first disseminated to the Company’s shareholders (unless such meeting is adjourned in accordance with this Section 6.3), and (b) subject to Section 6.4, include in the Proxy Statement the Company Board Recommendation, and solicit and use its reasonable best efforts to obtain the Company Shareholder Approval at the Company Shareholder Meeting. Unless the Agreement has been duly terminated in accordance with the terms herein, the Company shall, subject to the right of the Company Board to modify its recommendation in a manner adverse to Parent under the circumstances specified in Section 6.4(d), use its reasonable best efforts to solicit from the shareholders of the Company proxies in favor of the proposal to adopt this Agreement and approve the Merger and the Transactions and to secure the Company Shareholder Approval (it being understood that the foregoing shall not require the Company Board to recommend in favor of the adoption of this Agreement, if a Company Adverse Recommendation Change has been effected in accordance with Section 6.4(d)). Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders Meeting (i) if the Company believes in good faith (after consultation with the Company’s outside legal counsel) that it is necessary to ensure that any supplement or amendment to the Proxy Statement that is legally required (including such an amendment or supplement in response to an objection that is raised by any shareholder of the Company to the sufficiency or accuracy of the Proxy Statement) is timely provided to the shareholders of the Company or (ii) with the consent of Parent, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of the Common Stock or Preferred Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting; provided, however, that any such adjournment or postponement shall be for not more than, in the case of clause (i), ten (10) Business Days, and in the case of clause (ii), twenty (20) Business Days or such other amount of time reasonably agreed by Company and Parent to be necessary to comply with applicable Law, and, in any event, shall not be to a date that is later than three (3) Business Days prior to the End Date. During any such period of adjournment or postponement, the Company shall continue in all respects to comply with its obligations under this Section 6.3 and Section 6.4. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s shareholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the shareholders of the Company at the Company Shareholders Meeting.
Section 6.4    Acquisition Proposals.
(a)    The Company shall not and shall cause its directors, officers, employees and the Company Subsidiaries not to, and shall use its reasonable best efforts to cause its Affiliates and its and the Company Subsidiaries’ respective other Representatives not to, directly or indirectly, solicit, initiate, knowingly facilitate or knowingly take any action to encourage the submission of any Alternative Proposal or the making of any proposal that could reasonably be expected to lead to any Alternative Proposal, or, subject to Section 6.4(b): (i) conduct or engage in any discussions or negotiations with, disclose or afford access to any non-public information relating to the Company, any Company Subsidiary, negotiations with Parent or the terms of this Agreement, or assist, participate in, knowingly facilitate or knowingly encourage any effort by, any third party that is seeking to make, has made or could reasonably be expected to make, any Alternative Proposal; (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any Company Subsidiaries; (iii) approve, support, adopt, endorse or recommend any Alternative Proposal or other transaction that is a “control share acquisition” under the MGBCL with respect to the Company; (iv) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation inapplicable to any Person other than Parent and its Affiliates or to any transactions constituting or contemplated by an Alternative Proposal (or take any action or fail to take any action that would make any anti-takeover statute or similar regulation applicable to Parent); (v) enter into any agreement, letter of intent, term sheet or other Contract relating to any Alternative Proposal (each, a “Company Acquisition Agreement”) or (vi) resolve or agree to do any of the foregoing. Except as expressly permitted by this Section 6.4, the Company Board shall not effect a Company Adverse Recommendation Change. The Company shall, and shall cause its directors, officers, employees and the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Affiliates and Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to, or that could reasonably be expected to lead to, any Alternative Proposal, and the Company shall use its commercially reasonable efforts to cause (and in any event within 48 hours of the execution of this Agreement shall send written notice demanding that) any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any Company Subsidiary that was furnished by or on behalf of the Company and the Company Subsidiaries to return or destroy all such information.
(b)    Notwithstanding Section 6.4(a), prior to the receipt of the Company Shareholder Approval, the Company Board, directly or indirectly through any Representative, may, subject to Section 6.4(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Alternative Proposal made in writing after the date hereof that did not result from a breach of Section 6.4(a) that the Company Board determines in good faith, after consultation with outside legal counsel and the Company Financial Advisor, constitutes or would reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to the Company or any Company Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (provided that promptly (and in any event within twenty-four (24) hours after it furnishes such information to such third party) the Company makes available to Parent the same information to the extent not previously provided to Parent and its Representatives); or (iii) following receipt of and on account of a Superior Proposal, and solely to the extent permitted by Sections 6.4(c) and 6.4(d), make a Company Adverse Recommendation Change, but, in each case referred to in the foregoing clauses (i) through (iii), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Proposal that is a tender offer, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law; provided that this sentence shall not permit the Company Board to make a Company Adverse Recommendation Change except to the extent expressly permitted by this Section 6.4.
(c)    The Company Board shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.4(b) unless the Company shall have (i) delivered to Parent a prior written notice advising Parent that it intends to take such action, (ii) promptly notified Parent (but in any event within twenty-four (24) hours) of any inquiry that could reasonably be expected to lead to an Alternative Proposal, any request for non-public information relating to the Company or any Company Subsidiary or for access to the business, properties, assets, books, or records of the Company or any Company Subsidiaries by any third party in connection with an Alternative Proposal, (iii) promptly notified Parent (but in any event within twenty-four (24) hours) in writing of the receipt of an Alternative Proposal, (iv) if the Alternative Proposal is in writing, delivered to Parent a copy of the Alternative Proposal and any draft agreements and other written material received by the Company related to the Alternative Proposal, (v) if the Alternative Proposal is oral, communicated to Parent the material terms and conditions thereof. In any such notifications to Parent, the Company shall identify the third party making the Alternative Proposal, indication or request. The Company shall keep Parent reasonably informed on a prompt and timely basis of the status, material terms and discussions related to any such Alternative Proposal, indication or request, including any material amendments or material proposed amendments as to price and other material terms thereof.
(d)    Except as expressly permitted by Section 6.4(e), the Company Board shall not effect a Company Adverse Recommendation Change unless: (i) the Company has complied with its obligations set forth in this Section 6.4; (ii) the Company promptly notifies Parent, privately and in writing, at least five (5) Business Days before making a Company Adverse Recommendation Change (such period of at least five (5) Business Days commencing upon delivery of such notice and ending immediately prior to any Company Adverse Recommendation Change, the “Superior Proposal Notice Period”), of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received an Alternative Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to effect a Company Adverse Recommendation Change, in each case, absent any specific revisions to the terms and conditions of this Agreement, describing in reasonable detail the reasons therefor (any such notice, including the attachments contemplated in the following clause (iii), a “Superior Proposal Notice”); (iii) the Company attaches to such Superior Proposal Notice the most current version of all then current forms of all proposed transaction documents, including any definitive agreements with respect to such Superior Proposal, any financing commitments related thereto and the identity of the third party making such Superior Proposal and its financing sources, if any; (iv) during the Superior Proposal Notice Period, the Company makes its Representatives reasonably available, negotiates with Parent in good faith, and causes its Representatives to negotiate with Parent in good faith, to make such adjustments in the terms and conditions of this Agreement so that such Alternative Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes in good faith to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of the applicable Superior Proposal, including any revision in price or the form of consideration, the Superior Proposal as modified by any such material revision shall require a new Superior Proposal Notice and a new Superior Proposal Notice Period shall commence upon delivery of such new Superior Proposal Notice, and, in such case, the Superior Proposal Notice Period shall be deemed to be at least three (3) Business Days before the Company effects a Company Adverse Recommendation Change (it being understood that there may be multiple Superior Proposal Notices and Superior Proposal Notice Periods)); (v) Parent has not, during the applicable Superior Proposal Notice Period, made a written bona fide offer capable of being accepted by the Company to alter the terms or conditions of this Agreement such that such Alternative Proposal would cease to constitute a Superior Proposal; (vi) the Company Board determines in good faith, after consulting with outside legal counsel and the Company Financial Advisor, that such Alternative Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Superior Proposal Notice Period to the terms and conditions of this Agreement; and (vii) in the case of a Company Adverse Recommendation Change pursuant to clause (b) of the definition thereof, the Company substantially concurrently terminates this Agreement in accordance with Section 8.3(a).
(e)    In response to an Intervening Event that has occurred after the date of this Agreement but prior to the receipt of the Company Shareholder Approval, the Company Board may effect a Company Adverse Recommendation Change (other than pursuant to clause (b) of the definition thereof) if: (i) prior to effecting the Company Adverse Recommendation Change, the Company promptly notifies Parent, privately and in writing, at least five Business Days (the “Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a Company Adverse Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; (ii) the Company shall, and shall cause its Representatives to, during the Intervening Event Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that the underlying facts giving rise to, and the reasons for taking such action, ceases to constitute an Intervening Event, if Parent, in its discretion, proposes in good faith to make such adjustments (it being agreed that in the event that, after commencement of the Intervening Event Notice Period, there is any material development in an Intervening Event, the Company shall notify Parent of such material development and the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least three Business Days remains in the Intervening Event Notice Period subsequent to the time the Company notifies Parent of any such material development); and (iii) the Company Board determines in good faith, after consulting with outside legal counsel and taking into account any adjustments made by Parent during the Intervening Event Notice Period, that the failure to effect such Company Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law. The Company acknowledges and hereby agrees that any Company Adverse Recommendation Change effected (or proposed to be effected) in response to or in connection with any Alternative Proposal may be made solely and exclusively pursuant to Section 6.4(d) only, and may not be made pursuant to this Section 6.4(e), and any Company Adverse Recommendation Change may only be made pursuant to this Section 6.4 and no other provisions of this Agreement.
Section 6.5    Filings; Efforts to Consummate.
(a)    Subject to the terms and conditions herein provided, each of Parent and the Company shall use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate, and make effective as reasonably promptly as practicable after the date hereof, the Transactions, including (i) preparing and filing with a Governmental Authority as reasonably promptly as practicable all applications, notices, petitions, filings, ruling requests, and other documents necessary to consummate the Transactions and to obtain as reasonably promptly as practicable all Consents necessary to be obtained from any Governmental Authority in order to consummate the Transactions (collectively, the “Governmental Approvals”) and (ii) as reasonably promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within ten Business Days of the date of this Agreement, unless otherwise agreed by the parties, and (B) make all other filings that are required to be made in order to consummate the Transactions pursuant to other Regulatory Laws with respect to the Transactions as reasonably promptly as practicable. Parent and the Company shall supply as reasonably promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Regulatory Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as practicable (including complying with any “second request” for information or similar request from a Governmental Authority pursuant to other Regulatory Laws).
(b)    In connection with the actions referenced in Section 6.5(a) to obtain all Governmental Approvals for the Transactions under the HSR Act or any other Regulatory Laws, each of Parent and the Company shall: (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and its counsel promptly informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other U.S. or other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other Governmental Authority or other person, give the other party or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other party and its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Authority; provided that materials may be redacted to remove references concerning the valuation of the businesses of the Company and the Company Subsidiaries. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.5(b) as “Outside Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Parent shall determine the strategy to be pursued for obtaining and lead the effort to obtain all Governmental Approvals for the Transactions under the HSR Act or any other Regulatory Laws and the Company shall take all reasonable actions to support Parent in connection therewith.
(c)    In furtherance and not in limitation of the covenants of the parties contained in Section 6.5(a) and Section 6.5(b), Parent and the Company shall use reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date, including defending (with sufficient time for resolution in advance of the End Date) through litigation on the merits any claim asserted in any court with respect to the Transactions by the FTC, the DOJ or any other applicable Governmental Authority or any private party; and (ii) avoid or eliminate impediments under any Regulatory Law so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date), including (A) agreeing to the sale, divestiture or disposition of such businesses, product lines, assets, contractual rights, or relationships of Parent, the Company and their respective Subsidiaries or (B) otherwise taking or committing to take actions that after the Closing may limit Parent’s or its Subsidiaries’ (including the Company and the Company Subsidiaries) freedom of action with respect to, or its or their ability to operate or retain, one or more of the businesses, product lines or assets of Parent, the Company or their respective Subsidiaries. Notwithstanding anything in this Agreement to the contrary, Parent shall have the right, but not the obligation, to oppose by refusing to consent to, through litigation or otherwise any request, attempt or demand by any Governmental Authority or other Person for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of either Parent or the Company. Parent shall have the obligation to defend litigation instituted by such Governmental Authority or other Person with respect to the legality of the Transactions under the HSR Act or any other Regulatory Laws and shall take any and all steps necessary to promptly vacate, reverse or overturn any adverse decree judgment, permanent injunction or other Order, including agreeing to take any of the actions set forth in the foregoing clauses (A) and (B) in this Section 6.5(c).
(d)    The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of: (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice shall specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions to the extent such consent is material to the Company and the Company Subsidiaries, taken as a whole; and (iii) any material written notice from any Governmental Authority in connection with the Transactions; provided that the delivery of any notice pursuant to this Section 6.5(d) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company.
(e)    Parent shall use its reasonable best efforts, with the cooperation of and in consultation with the Company, to obtain within sixty (60) days of from the date hereof: (i) written confirmation from the United States Forest Service that renewal, issuance or reissuance of the USFS Permits is not required as a consequence of consummation of the Merger, or (ii) renewed, reissued, or new USFS

Permits on United States Forest Service form ski area special use permit FS 2700-5b (v. 12/2015), OMB No. 0596-0082.
(f)    The Company will use its commercially reasonable efforts, and will cause each Company Subsidiary to use its commercially reasonable efforts, to obtain waivers or consents (as applicable) from the applicable third parties with respect to each Contract listed on Section 4.5(a) of the Company Disclosure Schedule; provided that, in connection with obtaining any such waivers or consents (as applicable), the Company will not agree to any change to any such Contract that would be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or, after the Merger, Parent, the Surviving Corporation and their respective Subsidiaries, taken as a whole, in each case without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 6.6    Access and Reports.
(a)    Subject to applicable Law and applicable contractual restrictions in effect on the date hereof, upon reasonable notice, the Company shall (and shall cause the Company Subsidiaries to) afford to the officers and other authorized Representatives of Parent, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its and the Company Subsidiaries’ officers and its and the Company Subsidiaries’ properties, offices and other facilities and its and the Company Subsidiaries’ books, contracts, personnel files and records, and, during such period, the Company shall (and shall cause the Company Subsidiaries to) furnish promptly all information concerning its and the Company Subsidiaries’ business, properties and personnel as may reasonably be requested by Parent and its Representatives from time to time; provided that any such access shall be coordinated through one of the persons listed on Section 6.6 of the Company Disclosure Schedule and provided, further, that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein; and provided, further, that the foregoing shall not require the Company to (i) (A) permit any inspection that, in the reasonable judgment of the Company, would be materially disruptive to the business or operations of the Company or any of the Company Subsidiaries, or (B)  disclose any information that would, in the reasonable judgment of the Company, result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality, (ii)  disclose any information that would, in the reasonable judgment of the Company, be prohibited by applicable Law or be reasonably likely to result in the waiver of the protection of attorney‑client, work product or other legal privilege or (iii)  prior to the Effective Time and except as otherwise required by applicable Law or legal process, provide access to or otherwise make available any information relating to the process conducted by the Company that led to the execution of this Agreement. The Company and Parent shall cooperate in good faith to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. The Confidentiality Agreement shall apply with respect to information furnished by the Company hereunder.
(b)    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any (i) notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent and (ii) action, suit, claim, investigation or proceeding commenced or, to such party’s knowledge, threatened against, relating to or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions.
Section 6.7    Public Announcements. Except with respect to any Company Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters in accordance with Section 6.4 (in which case, the Company shall provide Parent notice of any such Company Adverse Recommendation Change or announcement in accordance with

Section 6.4(d)) or any dispute between the parties regarding this Agreement or the Transactions, Parent and the Company shall provide an opportunity for the other party to review and comment upon any press release or other public statements with respect to the Transactions, including the Merger, and shall not issue any such press release or make any such public statement prior to providing such opportunity to review and comment, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the Transactions shall be in a form mutually agreed to by the Company and Parent. Nothing in this Section 6.7 shall limit the ability of any party hereto to make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the Transactions.
Section 6.8    Stock Exchange Delisting; Deregistration. Each of the Company and Parent shall cause the Company’s securities to be delisted from the Nasdaq and deregistered under the Exchange Act as soon as practicable following the Effective Time.
Section 6.9    Expenses. All fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers, but excluding any Parent Expenses, if due in accordance with Section 8.6(c)) incurred in connection with this Agreement and the Transactions will be paid by the party incurring such fees and expenses; provided, however, that (a) Parent and the Company shall be equally responsible for the printing and mailing costs for the Proxy Statement and (b) Parent shall be responsible for all filing fees incurred with respect to the Transactions in connection with the HSR Act.
Section 6.10    Director and Officer Indemnification and Insurance.
(a)    From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable Law, the present and former officers and directors of the Company or any Company Subsidiary, and any person who becomes an officer or director of the Company or any Company Subsidiary prior to the Effective Time (each, an “Indemnified Person”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and any fees, costs and expenses (including the reasonable attorneys’ fees, expenses and disbursements of counsel of the respective Indemnified Party's choosing) incurred or arising in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Party’s service as an officer, employee or director at or prior to the Effective Time, or services performed by such Indemnified Party, at the request of the Company or any Company Subsidiary, as a fiduciary under any Company Benefit Plan, in each case to the extent they arise out of (i) matters existing or occurring or alleged to have existed or occurred at or prior to the Effective Time, (ii) matters related to this Agreement and the Transactions and (iii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party. In the event of any such claim, action, suit or proceeding, (A) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding within ten Business Days of receipt by the Surviving Corporation from such Indemnified Person of a request therefor, provided that the Indemnified Person provides an undertaking to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Person is not entitled to indemnification under applicable Law and (B) Parent and the Surviving Corporation shall use their respective best efforts to cooperate in the defense of any such matter.
(b)    For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s articles of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the Company’s articles of incorporation and bylaws as of the date of this Agreement.
(c)    Prior to the Effective Time, Parent and Merger Sub shall obtain, and fully pay the premium for, a non-cancelable extension of the Company's directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, the “D&O Insurance”) in place as of the date hereof, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time and on terms and conditions and with retentions and limits of liability that are at least as favorable to the insureds as those contained in the Company’s D&O Insurance policies in effect as of the date hereof; provided that if the aggregate cost for such insurance coverage in respect of any one policy year exceeds 300% of the current annual premium paid by the Company, Parent and Merger Sub shall instead be obligated to obtain D&O Insurance with the best available coverage with respect to matters occurring at or prior to the Effective Time for an aggregate cost in respect of each policy year within such six-year period of 300% of the current annual premium paid by the Company.
(d)    Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including any matters arising in connection with the Transactions) now existing in favor of any Indemnified Person as provided in any agreement in effect on the date hereof (and made available to Parent prior to the date hereof) between the Company or any Company Subsidiary, on the one hand, and any Indemnified Person, on the other hand, will be assumed by the Surviving Corporation without further action, as of the Effective Time, and will survive the Merger and continue in full force and effect in accordance with their terms.
(e)    If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.
(f)    The rights of Indemnified Parties to indemnification and insurance pursuant to this Section 6.10 are expressly intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives and are a contract right of each Indemnified Party as a third-party beneficiary of this Agreement, and those rights to indemnification and insurance shall exist in addition to and without limiting any and all rights to indemnification granted or arising under the Company Charter, the Company Bylaws or the Surviving Corporation’s articles of incorporation or bylaws, or by operation of law. The provisions of this Section 6.10 shall survive the consummation of the Merger
(g)    Notwithstanding anything herein to the contrary, in the event that any claim for indemnification is asserted or made on or prior to the sixth anniversary of the Effective Time, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim.
Section 6.11    Employee Matters.
(a)    During the period beginning on the Closing Date and ending on the date that is 12 months after the Closing Date, Parent shall, or shall cause one of its Subsidiaries or Affiliates (including, the Company, the Surviving Corporation and their respective Subsidiaries) to, provide each Employee who is employed by the Company or any Company Subsidiary on the Closing Date (each, a “Company Employee”) to the extent that the Company Employee remains employed by the Surviving Corporation, Parent or any of their respective Subsidiaries or Affiliates with (i) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such Company Employee immediately prior to the Closing Date; (ii) incentive compensation opportunities (including bonus, commission and other incentive compensation opportunities) that are at least equal to the incentive compensation opportunities in effect for such Company Employee immediately prior to the Closing Date (it being understood that Parent will make, or cause one of its Subsidiaries or Affiliates (including the Company, the Surviving Corporation and their respective Subsidiaries) to make, the applicable payment in respect of such incentive compensation opportunities that are earned or accrued in the 12-month period after the Closing Date at the time(s) they would be payable in the ordinary course even if such payment date is after the conclusion of such 12-month period); and (iii) employee benefits that are (x) not less favorable than the employee benefits provided to such Company Employee under the Company Benefit Plans immediately prior to the Closing Date (or, if a Company 401(k) Plan is terminated, then with respect to such plan, immediately prior to its termination) or (y) on the same terms and conditions as offered to similarly situated employees of Parent (or its Subsidiaries or Affiliates).
(b)    Parent and its Affiliates (including the Company, the Surviving Corporation and their respective Subsidiaries) shall treat, and shall cause each plan, program, policy, practice and arrangement sponsored or maintained by Parent or any of its Affiliates (including the Company, the Surviving Corporation and any of their respective Subsidiaries) on or after the Closing Date and in which any Company Employee (or the spouse, domestic partner or dependent of any Company Employee) participates or is eligible to participate (each, a “Parent Plan”) to treat, for purposes of eligibility, vesting and, solely for the purposes of determining the amount of vacation, sick leave and other paid time off, benefit accrual and level of benefits, all service with the Company and the Company Subsidiaries (and any predecessor employers if the Company, any Company Subsidiary or any Company Benefit Plan provides past service credit) prior to the Closing Date as service with Parent and its Subsidiaries and Affiliates; provided, however, that such service need not be counted to the extent it would result in duplication of benefits and such service need only be credited to the same extent and for the same purpose as such service was credited under the corresponding Company Benefit Plan.
(c)    Parent and its Affiliates (including the Company, the Surviving Corporation and their respective Subsidiaries and Affiliates) shall use commercially reasonable efforts to cause each Parent Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, to waive any and all eligibility waiting periods, actively-at-work requirements, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations regarding the Company Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not imposed under the corresponding Company Benefit Plan.
(d)    If requested by Parent at least five days prior to the Closing Date, the Company shall adopt resolutions terminating any and all Company Benefit Plans described in Section 401(k) of the Code (each, a “Company 401(k) Plan”), effective no later than the day immediately preceding the Closing Date. If the Company is required to terminate any Company 401(k) Plan pursuant to this Section 6.11(d), then as soon as practicable after the Closing Date (and in any event not later than 45 days thereafter), Parent will establish or designate, or will cause the Surviving Corporation or one of Parent’s other Subsidiaries or Affiliates to establish or designate, a defined contribution plan that includes a cash or deferred arrangement and that satisfies the requirement of Sections 401(a) and 401(k) of the Code (the “Parent 401(k) Plan”). Each Company Employee who was eligible to participate in such terminated Company 401(k) Plan immediately prior to the termination of such plan shall become eligible to participate in the Parent 401(k) Plan as soon as practicable after the Closing Date (and in any event not later than 45 days thereafter). Parent shall cause the Parent 401(k) Plan to accept “direct rollovers” (within the meaning of Section 401(a)(31) of the Code) of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) from such Company 401(k) Plan to (or on behalf of) Company Employees who remain employed by the Surviving Corporation, Parent or any of their respective Subsidiaries or Affiliates at the time of such rollover, including the amount of any unpaid balance of any participant loan made under such Company 401(k) Plan (and the related promissory note), to the extent such rollovers are elected by such Company Employees.
(e)    Parent shall, or shall cause the Surviving Corporation to, comply with the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, provincial, state or local Law, with respect to “employment losses” which would constitute a “mass layoff” or “plant closing” (each as defined in such Act) occurring at or after the Effective Time.
(f)    No provision of this Agreement shall (i) create any right in any Company Employee or any other Employee of the Company or any Company Subsidiary to continued employment by or service with Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, or prevent Parent, the Company, the Surviving Corporation or their respective Subsidiaries or Affiliates from terminating the employment of any Company Employee or any other Employee of the Company or any Company Subsidiary for any reason; (ii) require Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to continue any particular Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date (subject to the other provisions of this Section 6.11); or (iii) be treated as an amendment to any Company Benefit Plan or any other employee benefit plan, policy, program, agreement or arrangement of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries or Affiliates.
Section 6.12    Transaction Litigation. Subject to entry into a customary joint defense agreement, the Company shall give Parent the opportunity to consult with the Company and participate in the defense or settlement of any shareholder litigation against the Company, any Company Subsidiary or their respective directors or officers (each, a “Company Party”) relating to this Agreement, the Merger or the other Transactions. None of the Company, any Company Subsidiary or any Representative of the Company shall compromise, settle or come to an arrangement regarding any such shareholder litigation, in each case unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Company may compromise, settle or come to an agreement regarding shareholder litigation made or pending against a Company Party, if each of the following conditions are met: (i) the resolution of all such litigation requires payment from the Company or any of the Company Subsidiaries or Representatives in an amount not to exceed the amount set forth in Section 6.12 of the Company Disclosure Schedule or the provision of disclosures to the shareholders of the Company relating to the Merger (provided that Parent shall be given reasonable opportunity to review and comment on any supplemental disclosure and the Company shall consider in good faith any reasonable changes thereto proposed by Parent); (ii) the settlement provides for no injunctive or similar relief prohibiting or mandating certain action by the Company, Parent, Merger Sub, Guarantor, the Surviving Corporation or any of their respective Affiliates, Subsidiaries or Representatives; (iii) the settlement provides that Parent and its Subsidiaries and Representatives are released from all liability in connection therewith with prejudice; (iv) none of Parent, Merger Sub, the Company, and their respective Subsidiaries and Representatives are required to admit any wrongdoing as part of the settlement, and (v) the withdrawal or dismissal (with prejudice) of all shareholder claims and actions then pending relating to this Agreement, the Merger or the other Transactions.
Section 6.13    Rule 16b-3 Approval. Prior to the Closing, the Company and the Company Board or a committee thereof, shall use its reasonable best efforts to take all actions to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any disposition of Company equity securities (including derivative securities) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act immediately prior to the Effective Time.

Section 6.14    Obligations of Merger Sub and the Surviving Corporation. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.
Section 6.15    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII
CONDITIONS TO THE MERGER
Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Effective Time of each of the following conditions:
(a)    Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.
(b)    Regulatory Approvals. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
(c)    No Governmental Proceedings. No Governmental Authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other Transactions, nor shall any such proceeding seeking the same by or before any Governmental Authority be pending.
Section 7.2    Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The respective obligations of each of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:
(a)    Accuracy of Representations and Warranties.
(i)    The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in the first sentence of Section 4.1, Section 4.3, Section 4.4, Section 4.5(b), Section 4.18 and Section 4.19) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(ii)    The representations and warranties of the Company contained in Section 4.3 shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any failures of such representations and warranties to be so true and correct that, individually or in the aggregate, are de minimis in nature and amount.
(iii)    The representations and warranties of the Company contained in the first sentence of Section 4.1, Section 4.4, Section 4.5(b), Section 4.18 and Section 4.19 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time.
(b)    Performance of Obligations. The Company shall have performed in all material respects each of its obligations required to be performed by it under this Agreement at or prior to the Closing
(c)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, occurrence, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)    USFS Permits. The Company or the Company Subsidiaries shall have obtained any consent, transfer, renewal, issuance or reissuance with respect to the USFS Permits if required by the United States Forest Service in connection with the consummation of the Merger; provided, however, that if the United States Forest Service requires that the Company or the Company Subsidiaries obtain a renewal, issuance or reissuance of any USFS Permit, the renewed, or issued or reissued USFS Permit shall either (i) have the same or substantially similar terms and conditions as the current USFS Permit, or (ii) have the same or substantially similar terms and conditions as United States Forest Service form ski area special use permit FS 2700-5b (v. 12/2015), OMB No. 0596-0082.
(e)    Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.
Section 7.3    Conditions to Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
(a)    Accuracy of Representations and Warranties.
(i)    The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in the first sentence of Section 5.1, Section 5.2, Section 5.3(b) and Section 5.5) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(ii)    The representations and warranties of Parent and Merger Sub contained in the first sentence of Section 5.1, Section 5.2, Section 5.3(b) and Section 5.5 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time.
(b)    Performance of Obligations. Each of Parent and Merger Sub shall have performed in all material respects all material obligations required to be performed by each of Parent and Merger Sub under this Agreement at or prior to the Closing.

(c)    Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII
TERMINATION
Section 8.1    Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Company Shareholder Approval) by the mutual written consent of Parent, Merger Sub, and the Company.
Section 8.2    Termination by Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (whether before or after the receipt of the Company Shareholder Approval):
(a)    if the Merger has not been consummated on or before January 21, 2020 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of the failure of the Merger to be consummated on or before the End Date; and provided, further, that if on the third Business Day prior to the End Date, the condition set forth in Section 7.1(b) shall not have been satisfied, but all other conditions to Closing shall be satisfied or shall be capable of being satisfied upon satisfaction of the condition to Closing set forth in such sections, then Parent or the Company shall have the right to extend the End Date for up to two additional successive ninety (90)-day periods (which, if so validly extended, shall become the “End Date” for all purposes under this Agreement, and for purposes of any second extension, such extension may only be made if on the third Business Day prior to the End Date, as first extended, the condition set forth in Section 7.1(b) shall not have been satisfied, but all other conditions to Closing shall be satisfied or shall be capable of being satisfied upon satisfaction of the condition to Closing set forth in such sections), in each such instance, by notifying the other party in writing of such election before the End Date;
(b)    if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other Transactions, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or
(c)    if this Agreement has been submitted to the shareholders of the Company for adoption at a duly convened Company Shareholders Meeting and the Company Shareholder Approval shall not have been obtained at such meeting (unless such Company Shareholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).
Section 8.3    Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:
(a)    if prior to the receipt of the Company Shareholder Approval at the Company Shareholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, to accept a Superior Proposal; provided, that the Company shall have (i) substantially concurrently with such termination entered into a definitive agreement with respect to such Superior Proposal and (ii) paid any amounts due under Section 8.6(b); or
(b)    if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 7.3(a) or Section 7.3(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.3(b); provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.
Section 8.4    Termination by Parent. This Agreement may be terminated by Parent (with any termination by Parent also being an effective termination by Merger Sub):
(a)    If a Company Adverse Recommendation Change shall have occurred or the Company shall have breached its obligations set forth in Section 6.4 in any material respect; or
(b)    if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 7.2(a) or Section 7.2(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Parent shall have given the Company at least 30 days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 8.4(b); provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.
Section 8.5    Notice of Termination; Effect of Termination.
(a)    In the event of termination of this Agreement as provided in Section 8.2, Section 8.3 or Section 8.4, the terminating party shall deliver written notice thereof to the other party or parties (as applicable), specifying with particularity the reason for such termination and the provision hereof pursuant to which such termination is made, and any such termination in accordance with this Section 8.5 shall be effective immediately upon delivery of such written notice to such other party or parties.
(b)    If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 4.24, Section 5.9, this Section 8.5, Section 8.6 and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.
Section 8.6    Termination Fee.
(a)    If this Agreement is terminated by Parent pursuant to Section 8.4(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within five Business Days after such termination, a fee in an amount equal to the Termination Fee.

(b)    If this Agreement is terminated by the Company pursuant to Section 8.3(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), prior to or simultaneously with such termination, the Termination Fee.
(c)    If this Agreement is terminated by Parent or the Company pursuant to Section 8.2(c), then the Company shall pay to or as directed by Parent all of the fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers) incurred in connection with this Agreement and the Transactions in an amount not to exceed $3,000,000 in the aggregate (the “Parent Expenses”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, prior to or substantially concurrently with the termination of this Agreement.
(d)    If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.2(a) or Section 8.2(c), (ii) after the date of this Agreement and prior to the time of the termination of this Agreement an Alternative Proposal shall have been publicly made, commenced, submitted or announced or made known to the Company Board prior to this Agreement’s termination and (iii) the Company consummates a transaction with respect to such Alternative Proposal within 12 months after such termination, or signs a definitive agreement with respect to such Alternative Proposal within 12 months after such termination and such transaction is subsequently consummated, then the Company shall pay to Parent, within two Business Days following such consummation, the Termination Fee (less the amount of any Parent Expenses previously paid to Parent pursuant to Section 8.6(c), if any); provided that, solely for purposes of this Section 8.6(d), all references to “fifteen percent (15%)” and “eighty-five percent (85%)” in the definition of Alternative Proposal shall be deemed to be references to “fifty percent (50%).”
(e)    The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.
(f)    Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Parent Expenses or Termination Fee becomes payable and are paid by the Company pursuant to this Section 8.6, the Parent Expenses and Termination Fee, as the case may be, shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.1 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.
Section 9.2    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by electronic mail to the parties at the following addresses:
(a)    if to the Company, to:
Peak Resorts, Inc.
17409 Hidden Valley Drive
Wildwood, Missouri 63025
Attention: Timothy Boyd
with a copy, which will not constitute notice for purposes hereof, to:

Perkins Coie LLP
1900 Sixteenth Street
Suite 1400
Denver, Colorado 80202
Attention: Jeff Beuche and Jason Day
Email: jbeuche@perkinscoie.com and jday@perkinscoie.com
(b)    if to Parent or Merger Sub, to:
Vail Holdings, Inc.
390 Interlocken Crescent, Suite 1000
Broomfield, Colorado 80021
Attention: Executive Vice President and General Counsel
with a copy, which will not constitute notice for purposes hereof, to:
Wilmer Cutler Pickering Hale and Dorr LLP
1225 Seventeenth Street
Suite 2600
Denver, Colorado 80202
Attention: Keith Trammell
Email: keith.trammell@wilmerhale.com
or to such other address as any party shall specify by written notice so given. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. Mountain Time and such day is a Business Day in the place of receipt; provided, that notices, requests or other communications provided by electronic mail shall be deemed received upon delivery. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 9.3    Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in violation of this Agreement is void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors. Except for the provisions of Section 6.10 and this Section 9.3, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) the right of the shareholders of the Company to receive the aggregate Merger Consideration after the Closing (a claim that may not be made unless and until the Effective Time shall have occurred), (ii) the rights of the holders of RSUs to receive the amounts set forth in and pursuant to Section 3.3 (a claim that may not be made unless and until the Effective Time shall have occurred) and (iii) the rights of the holders of Warrants to receive the amounts set forth in and pursuant to Section 3.4 (a claim that may not be made unless and until the Effective Time shall have occurred). The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.4 without notice or liability to any Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.4    Extension; Waivers. At any time prior to the Effective Time, each party may, to the extent permissible under applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto (as applicable), (b) waive any inaccuracies in the representations and warranties made by any other party hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of any other party hereto contained herein; provided that any agreement by a party to any such waiver or extension shall be valid only if set forth in an instrument in writing duly executed by the party against whom the waiver is to be effective. Subject to the foregoing, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to impair any such right power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
Section 9.5    Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their boards of directors, at any time prior to the Effective Time; provided, however, that after the Company Shareholder Approval, no amendment that by Law requires further approval by the Company shareholders may be made without such approval having been obtained. This Agreement may not be amended except by an instrument in writing duly executed by each of the parties hereto.
Section 9.6    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the parties and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Each exhibit and schedule to this Agreement will be considered incorporated into this Agreement.
Section 9.7    Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
Section 9.8    Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement, to the extent possible, in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party.

Section 9.9    Governing Law. This Agreement and any controversy related to or arising, directly or indirectly, out of, caused by or resulting from this Agreement will be governed by and construed in accordance with the domestic Laws of the State of Missouri, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Missouri.
Section 9.10    Enforcement of Agreement.
(a)    The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the Transactions) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and hereby agree that, unless this Agreement has been terminated in accordance with Article VIII, in the event of any breach or threatened breach by the Company, on the one hand, or Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.
(b)    Each of the parties agrees that it will not raise any objection to the availability of the equitable remedy of specific performance or other equitable relief as provided herein, including objections on the basis that (i) either party has an adequate remedy at law or equity or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction. The remedies available each of the parties pursuant to this Section 9.10 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit any of the parties from, in the alternative, seeking to terminate this Agreement and collect the Parent Expenses and the Termination Fee, if applicable, pursuant to Section 8.6. The parties hereto further agree that nothing set forth in this Section 9.10 shall require any party hereto to institute any proceeding for specific performance under this Section 9.10 prior to or as a condition to exercising any termination right under Article VIII (or receipt of any amounts due pursuant to Section 8.6), nor shall the commencement of any legal action or legal proceeding pursuant to this Section 9.12 or anything set forth in this Section 9.10 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII.
Section 9.11    Consent to Jurisdiction and Venue.     Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state courts of the State of Missouri located in St. Louis County, Missouri, or the Federal court of the United States of America located in the Eastern District of Missouri, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or any of the Transactions or any other transactions contemplated thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Missouri state court or, to the extent permitted by applicable Law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such Missouri state or Federal court, and (d) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Missouri state or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.
Section 9.12    Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREFOR.
Section 9.13    No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the parties hereto, and no Person who is not a party to this Agreement, including any director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or other Representative of any party to this Agreement that is not itself a party to this Agreement, shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim against the parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representation made or alleged to be made in connection herewith.
Section 9.14    Guarantor. Guarantor absolutely, unconditionally and irrevocably guarantees to the Company, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of Parent pursuant to this Agreement (the “Obligations”). If Parent fails to pay or perform the Obligations when due, then all of Guarantor’s liabilities to the Company hereunder in respect of such Obligations shall, at the Company's option, become immediately due and payable and the Company may at any time and from time to time take any and all actions available hereunder or under applicable law to enforce and collect the Obligations from Guarantor. In furtherance of the foregoing, Guarantor acknowledges that the Company may, in its sole discretion, bring and prosecute a separate action or actions against Guarantor for the full amount of the Obligations, regardless of whether any action is brought against Parent. Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement.
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The parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

VAIL HOLDINGS, INC.
By:	/s/ David T. Shapiro
Name:	David T. Shapiro
Title:	Executive Vice President & General Counsel

VRAD HOLDINGS, INC.
By:	/s/ David T. Shapiro
Name:	David T. Shapiro
Title:	Secretary

VAIL RESORTS, INC. (solely with respect to Section 9.14)
By:	/s/ David T. Shapiro
Name:	David T. Shapiro
Title:	Executive Vice President, General Counsel & Secretary

PEAK RESORTS, INC.
By:	/s/ Timothy T. Boyd
Name:	Timothy T. Boyd
Title:	President & CEO

[Signature Page to Agreement and Plan of Merger]